Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

UMPQUA HOLDINGS CORPORATION,

COLUMBIA BANKING SYSTEM, INC.,

and

CASCADE MERGER SUB, INC.

Dated as of October 11, 2021

TABLE OF CONTENTS

ARTICLE I

THE MERGER

1.1	The Merger	1
1.2	Closing	2
1.3	Effective Time	2
1.4	Effects of the Merger	2
1.5	Conversion of Umpqua Common Stock	2
1.7	Merger Sub Common Stock	3
1.8	Treatment of Umpqua Equity Awards	4
1.9	Treatment of Columbia Equity Awards.	5
1.10	Articles of Incorporation of Surviving Entity	6
1.11	Bylaws of Surviving Entity	6
1.12	Tax Consequences	6
1.13	Officers and Directors of Surviving Entity	76
1.14	Second Step Merger	7
1.15	Columbia Articles Amendment	7
1.16	Bank Merger	7

ARTICLE II

EXCHANGE OF SHARES

2.1	Columbia to Make Merger Consideration Available	8
2.2	Exchange of Shares	8

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF UMPQUA

3.1	Corporate Organization	11
3.2	Capitalization	12
3.3	Authority; No Violation	13
3.4	Consents and Approvals	14
3.5	Reports	14
3.6	Financial Statements	15
3.7	Broker’s Fees	17
3.8	Absence of Certain Changes or Events	17
3.9	Legal Proceedings	17
3.10	Taxes and Tax Returns	18
3.11	Employees and Employee Benefit Plans	19
3.12	Compliance with Applicable Law	22

-i-

3.13	Certain Contracts	23
3.14	Agreements with Regulatory Agencies	24
3.15	Risk Management Instruments	25
3.16	Environmental Matters	25
3.17	Investment Securities and Commodities	25
3.18	Real Property	26
3.19	Intellectual Property	26
3.20	Related Party Transactions	27
3.21	State Takeover Laws	27
3.22	Reorganization	27
3.23	Opinion	27
3.24	Umpqua Information	28
3.25	Loan Portfolio	28
3.26	Insurance	29
3.27	Information Security	29
3.28	Administration of Trust and Fiduciary Accounts	29
3.29	No Other Representations or Warranties	29

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COLUMBIA AND MERGER SUB

4.1	Corporate Organization	30
4.2	Capitalization	31
4.3	Authority; No Violation	33
4.4	Consents and Approvals	34
4.5	Reports	34
4.6	Financial Statements	35
4.7	Broker’s Fees	36
4.8	Absence of Certain Changes or Events	37
4.9	Legal Proceedings	37
4.10	Taxes and Tax Returns	37
4.11	Employees and Employee Benefit Plans	38
4.12	Compliance with Applicable Law	41
4.13	Certain Contracts	42
4.14	Agreements with Regulatory Agencies	43
4.15	Risk Management Instruments	44
4.16	Environmental Matters	44
4.17	Investment Securities and Commodities	44
4.18	Real Property	45
4.19	Intellectual Property	45
4.20	Related Party Transactions	46
4.21	State Takeover Laws	46
4.22	Reorganization	46
4.23	Opinion	46
4.24	Columbia Information	46

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4.25	Loan Portfolio	47
4.26	Insurance	47
4.27	Information Security	48
4.28	Administration of Trust and Fiduciary Accounts	48
4.29	No Other Representations or Warranties	48

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Businesses Prior to the Effective Time	49
5.2	Forbearances	49

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	52
6.2	Access to Information; Confidentiality	54
6.3	Shareholder Approvals	55
6.4	Legal Conditions to Merger	56
6.5	Stock Exchange Listing	56
6.6	Employee Matters	57
6.7	Indemnification; Directors’ and Officers’ Insurance	59
6.8	Additional Agreements	60
6.9	Advice of Changes	60
6.10	Dividends	60
6.11	Shareholder Litigation	60
6.12	Corporate Governance	61
6.13	Acquisition Proposals	62
6.14	Public Announcements	63
6.15	Change of Method	63
6.16	Restructuring Efforts	63
6.17	Takeover Statutes	64
6.18	Treatment of Umpqua Debt	64
6.19	Exemption from Liability under Section 16(b)	64
6.20	Conduct of Merger Sub	65

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	65
7.2	Conditions to Obligations of Columbia and Merger Sub	65
7.3	Conditions to Obligations of Umpqua	66

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ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	68
8.2	Effect of Termination	69

ARTICLE IX

GENERAL PROVISIONS

9.1	Nonsurvival of Representations, Warranties and Agreements	71
9.2	Amendment	71
9.3	Extension; Waiver	71
9.4	Expenses	71
9.5	Notices	72
9.6	Interpretation	73
9.7	Counterparts	73
9.8	Entire Agreement	73
9.9	Governing Law; Jurisdiction	73
9.10	Waiver of Jury Trial	74
9.11	Assignment; Third-Party Beneficiaries	74
9.12	Specific Performance	75
9.13	Severability	75
9.14	Confidential Supervisory Information	75
9.15	Delivery by Electronic Transmission	75

Exhibit A – Form of Columbia Articles Amendment
Exhibit B – Form of Columbia Bylaw Amendment
Exhibit C – Form of Bank Merger Agreement

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INDEX OF DEFINED TERMS

Page
Acquisition Proposal	62
Adjusted Option Award	4
Adjusted Performance Award	4
Adjusted PSU Award	5
affiliate	73
Agreement	1
Articles of Merger	2
Bank Merger	7
Bank Merger Agreement	7
Bank Merger Certificates	7
BHC Act	11
business day	73
CARES Act	22
Chosen Courts	74
Closing	2
Closing Date	2
Code	1
Columbia	1
Columbia Articles	7
Columbia Articles Amendment	7
Columbia Bank	7
Columbia Benefit Plans	38
Columbia Board Recommendation	55
Columbia Bylaw Amendment	7
Columbia Bylaws	7
Columbia Common Stock	2
Columbia Compensation Committee	5
Columbia Contract	42
Columbia Disclosure Schedule	30
Columbia Equity Awards	31
Columbia ESPP	31
Columbia Insider	40
Columbia Meeting	55
Columbia Owned Properties	45
Columbia Preferred Stock	31
Columbia PSU Award	5
Columbia Qualified Plans	39
Columbia Real Property	45
Columbia Regulatory Agreement	43
Columbia Reports	35
Columbia Restricted Stock Awards	31
Columbia RSU Awards	31

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Columbia Share Issuance	32
Columbia Stock Plan	6
Columbia Subsidiary	31
Confidentiality Agreement	54
Continuation Period	57
Continuing Employees	57
Controlled Group Liability	19
Delaware Secretary	2
DGCL	1
Effective Time	2
Enforceability Exceptions	13
Environmental Laws	25
ERISA	19
ERISA Affiliate	19
Exchange Act	16
Exchange Agent	8
Exchange Fund	8
Exchange Ratio	2
FDIC	11
Federal Reserve Board	14
GAAP	11
Governmental Entity	14
Intellectual Property	26
IRS	17
J.P. Morgan	17
Joint Proxy Statement	14
KBW	36
knowledge	73
Liens	12
Loans	28
Material Adverse Effect	11
Materially Burdensome Regulatory Condition	53
Merger	1
Merger Consideration	2
Merger Sub	1
Merger Sub Articles	30
Merger Sub Bylaws	30
Merger Sub Common Stock	3
Mergers	1
Multiemployer Plan	20
Multiple Employer Plan	20
NASDAQ	9
New Benefit Plans	57
New Certificates	8
OBCA	1

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Old Certificate	3
Oregon Articles of Merger	7
Oregon Secretary	2
Pandemic	11
Pandemic Measures	11
Permitted Encumbrances	26
person	73
Personal Data	22
Premium Cap	59
Recommendation Change	55
Regulatory Agencies	14
Representatives	62
Requisite Columbia Vote	32
Requisite Regulatory Approvals	52
Requisite Umpqua Vote	13
S-4	14
Sarbanes-Oxley Act	15
SEC	14
Second Effective Time	7
Second Step Merger	1
Securities Act	15
Security Breach	22
Significant Subsidiaries	11
SRO	14
Subsidiary	11
Surviving Bank	7
Surviving Corporation	1
Surviving Entity	1
Takeover Statutes	27
Tax	18
Tax Return	18
Taxes	18
Termination Date	68
Termination Fee	69
Umpqua Articles	69
Umpqua Bank	7
Umpqua Benefit Plans	19
Umpqua Board Recommendation	55
Umpqua Bylaws	11
Umpqua Common Stock	2
Umpqua Compensation Committee	4
Umpqua Contract	23
Umpqua Deferred Stock Award	5
Umpqua Disclosure Schedule	10
Umpqua Equity Awards	5

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Umpqua Indemnified Parties	59
Umpqua Insiders	64
Umpqua Meeting	55
Umpqua Option Award	4
Umpqua Owned Properties	26
Umpqua Performance Award	4
Umpqua Preferred Stock	12
Umpqua Qualified Plans	19
Umpqua Real Property	26
Umpqua Regulatory Agreement	24
Umpqua Reports	15
Umpqua RSU Award	4
Umpqua Stock Plans	5
Umpqua Subsidiary	11
Washington Articles of Merger	7
Washington Secretary	7
WBCA	7

-viii-

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 11, 2021 (this “Agreement”), by and among Umpqua Holdings Corporation, an Oregon corporation (“Umpqua”), Columbia Banking System, Inc., a Washington corporation (“Columbia”), and Cascade Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Columbia (“Merger Sub”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Columbia, Umpqua and Merger Sub have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which (a) Merger Sub will, subject to the terms and conditions set forth herein, merge with and into Umpqua (the “Merger”), so that Umpqua is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Entity”) in the Merger, and (b) immediately following the Merger, Columbia shall cause the Surviving Entity to be merged with and into Columbia (the “Second Step Merger”, and together with the Merger, the “Mergers”), so that Columbia is the surviving corporation in the Second Step Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, in furtherance thereof, the respective Boards of Directors of Umpqua, Columbia and Merger Sub have approved the Mergers and this Agreement;

WHEREAS, for federal income tax purposes, it is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1          The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the Oregon Business Corporation Act (the “OBCA”) and the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall merge with and into Umpqua.  Umpqua shall be the Surviving Entity in the Merger, and shall continue its corporate existence under the laws of the State of Oregon.  Upon consummation of the Merger, the separate corporate existence of Merger Sub shall terminate.

1.2          Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place by electronic exchange of documents at 10:00 a.m. Pacific Standard Time, (a) on the first business day of the first calendar month that follows the month in which the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) occurs, provided, however, that if the last to be satisfied of the conditions set forth in Article VII is satisfied in the month of November (other than those conditions that by their nature are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of those conditions), then the Closing shall take place on the first business day of the immediately following calendar year, subject, in the case of this clause (a), to the satisfaction or waiver (subject to applicable law) of those conditions set forth in Article VII at the Closing, or (b) at such other date, time or place agreed in writing by the parties hereto (such date on which the Closing actually occurs being hereinafter referred to as the “Closing Date”).

1.3          Effective Time.  On or (if agreed by Umpqua and Columbia) prior to the Closing Date, Umpqua and Columbia, respectively, shall cause articles of merger with respect to the Merger to be filed with the Secretary of State of the State of Oregon (the “Oregon Secretary”) and a certificate of merger with the Secretary of State of the State of Delaware (the “Delaware Secretary”) (collectively, the “Articles of Merger”).  The Merger shall become effective at such time as specified in the Articles of Merger in accordance with the relevant provisions of the OBCA and the DGCL, or at such other time as shall be provided by applicable law (such time hereinafter referred to as the “Effective Time”).

1.4          Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the OBCA and the DGCL.

1.5          Conversion of Umpqua Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Columbia, Umpqua, Merger Sub or the holder of any Umpqua Common Stock:

(a)           Subject to Section 2.2(e), each share of the common stock, no par value, of Umpqua (the “Umpqua Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of Umpqua Common Stock owned by Umpqua as treasury stock or owned by Umpqua, Columbia or Merger Sub (in each case other than shares of Umpqua Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Umpqua or Columbia in respect of debts previously contracted), shall be converted into the right to receive 0.5958 of a share (the “Exchange Ratio” and such shares, the “Merger Consideration”) of the common stock, no par value, of Columbia (the “Columbia Common Stock”).

(b)           All of the shares of Umpqua Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to an “Old Certificate” shall be deemed to include reference to book‑entry account statements relating to the ownership of shares of Umpqua Common Stock) previously representing any such shares of Umpqua Common Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of Columbia Common Stock which such shares of Umpqua Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Umpqua Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, without any interest thereon.  If, prior to the Effective Time, the outstanding shares of Columbia Common Stock or Umpqua Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give Columbia and the holders of Umpqua Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit Umpqua or Columbia to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c)           Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Umpqua Common Stock that are owned by Umpqua, Columbia or Merger Sub (in each case other than shares of Umpqua Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Umpqua or Columbia in respect of debts previously contracted) shall be cancelled and shall cease to exist and no Columbia Common Stock or other consideration shall be delivered in exchange therefor.

1.7           Merger Sub Common Stock.  At and after the Effective Time, each share of the common stock, no par value, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, no par value, of the Surviving Entity.

1.8           Treatment of Umpqua Equity Awards.

(a)           At the Effective Time, each award in respect of a share of Umpqua Common Stock subject to vesting, repurchase or other lapse restriction granted under an Umpqua Stock Plan (an “Umpqua RSU Award”) that is outstanding immediately prior to the Effective Time that is not an Umpqua Performance Award shall (i) if granted to a non-employee member of the Board of Directors of Umpqua, fully vest and be cancelled and converted automatically into the right to receive (without interest) the Merger Consideration in respect of each share of Umpqua Common Stock subject to such Umpqua RSU Award immediately prior to the Effective Time, which shall be delivered as soon as reasonably practicable following the Closing Date and in no event later than five (5) business days following the Closing Date (or on such later date if required to comply with Section 409A of the Code) and (ii) if not granted to an individual described in clause (i), be assumed and converted into a restricted stock unit award in respect of Columbia Common Stock with the same terms and conditions as were applicable under such Umpqua RSU Award immediately prior to the Effective Time (including vesting terms), and relating to the number of shares of Columbia Common Stock equal to the product of (A) the number of shares of Umpqua Common Stock subject to such Umpqua RSU Award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, with any fractional shares rounded to the nearest whole share of Columbia Common Stock.

(b)           At the Effective Time, each performance share unit award in respect of shares of Umpqua Common Stock granted under an Umpqua Stock Plan that is outstanding immediately prior to the Effective Time (an “Umpqua Performance Award”) shall be assumed and converted into a restricted stock unit award in respect of Columbia Common Stock (an “Adjusted Performance Award”) relating to the number of shares of Columbia Common Stock equal to the product of (A) the number of shares of Umpqua Common Stock subject to such Umpqua Performance Award immediately prior to the Effective Time that would be earned assuming the achievement of the applicable performance goals as of immediately prior to the Effective Time based on the higher of target performance and actual performance through the latest practicable date prior to the Effective Time (which may be the end of Umpqua’s most recently completed fiscal quarter prior to the Effective Time) as reasonably determined by the compensation committee of the Board of Directors of Umpqua (the “Umpqua Compensation Committee”), multiplied by (B) the Exchange Ratio, with any fractional shares rounded to the nearest whole share of Columbia Common Stock.  Except as specifically provided in this Section 1.8(b), each such Adjusted Performance Award shall be subject to the same terms and conditions (including service-based vesting terms) as applied to the Umpqua Performance Award immediately prior to the Effective Time; provided, that each such Adjusted Performance Award shall be subject to service-based vesting only and shall no longer be subject to any performance conditions.

(c)           At the Effective Time, each option granted by Umpqua to purchase shares of Umpqua Common Stock under an Umpqua Stock Plan (an “Umpqua Option Award”) that is outstanding and unexercised immediately prior to the Effective Time shall be assumed and converted automatically into an option (an “Adjusted Option Award”) to purchase, on the same terms and conditions as were applicable under such Umpqua Option Award immediately prior to the Effective Time (including vesting terms), the number of shares of Columbia Common Stock (rounded down to the nearest whole number of shares of Columbia Common Stock) equal to the product of (A) the number of shares of Umpqua Common Stock subject to such Umpqua  Option Award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, which Adjusted Option Award shall have an exercise price per share of Columbia Common Stock equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of Umpqua Common Stock subject to such Umpqua Option Award immediately prior to the Effective Time, by (2) the Exchange Ratio.

(d)           At the Effective Time, each award in respect of a deferred share of Umpqua Common Stock (including with respect to the deferral of an Umpqua RSU Award) under the Umpqua Directors Nonqualified Deferred Compensation Plan (an “Umpqua Deferred Stock Award”) shall be assumed and converted automatically into a fully vested deferred stock award in respect of shares of Columbia Common Stock, subject to the same terms and conditions (other than with respect to vesting) as were applicable under such Umpqua Deferred Stock Award immediately prior to the Effective Time, and relating to the number of shares of Columbia Common Stock equal to the product of (A) the number of shares of Umpqua Common Stock subject to such Umpqua Deferred Stock Award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, with any fractional shares rounded to the nearest whole share of Columbia Common Stock.

(e)           Promptly following the Effective Time, Columbia shall file a post-effective amendment to the S-4 or an effective registration statement on Form S-8 with respect to the Columbia Common Stock subject to the applicable adjusted Umpqua Equity Awards, as required under the Securities Act.

(f)           At or prior to the Effective Time, Umpqua, the Board of Directors of Umpqua or the Umpqua Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Umpqua Equity Awards consistent with the provisions of this Section 1.8.

(g)           For purposes of this Agreement, the following terms shall have the following meanings:

 (i)           “Umpqua Equity Awards” means the Umpqua Restricted Stock Unit Awards, the Umpqua Performance Awards, the Umpqua Option Awards and the Umpqua Deferred Stock Awards.

 (ii)          “Umpqua Stock Plans” means the Umpqua Holdings Corporation 2013 Incentive Plan and the Sterling Financial Corporation 2010 Long-Term Incentive Plan.

1.9           Treatment of Columbia Equity Awards.

(a)           At the Effective Time, each performance stock unit in respect of shares of Columbia Common Stock granted under a Columbia Stock Plan that is outstanding immediately prior to the Effective Time (a “Columbia PSU Award”) shall be converted into a restricted stock unit in respect of Columbia Common Stock (an “Adjusted PSU Award”) relating to the number of shares of Columbia Common Stock equal to the number of shares of Columbia Common Stock subject to such Columbia PSU Award immediately prior to the Effective Time that would be earned assuming the achievement of the applicable performance goals as of immediately prior to the Effective Time based on the higher of target performance and actual performance through the latest practicable date prior to the Effective Time (which may be the end of Columbia’s most recently completed fiscal quarter prior to the Effective Time) as reasonably determined by the compensation committee of the Board of Directors of Columbia (the “Columbia Compensation Committee”).  Except as specifically provided in this Section 1.9(a), each such Adjusted PSU Award shall be subject to the same terms and conditions (including service-based vesting terms) as applied to the Columbia PSU Award immediately prior to the Effective Time; provided, that each such Adjusted PSU Award shall be subject to service-based vesting only and shall no longer be subject to any performance conditions.

(b)           For the avoidance of doubt, at the Second Effective Time, all Columbia Equity Awards granted under the Columbia Stock Plans shall be deemed replaced by the Surviving Corporation in accordance with Section 15(a) of the 2018 Equity Incentive Plan of Columbia (it being understood that notwithstanding such replacement, each award in respect of a share of Columbia Common Stock subject to vesting, repurchase or other lapse restriction granted under the 2018 Equity Incentive Plan of Columbia that is outstanding immediately prior to the Effective Time, if granted to a non-employee member of the Board of Directors of Columbia, shall fully vest in accordance with the terms of the 2018 Equity Incentive Plan of Columbia and applicable award agreement).

(c)           At or prior to the Effective Time, Columbia, the Board of Directors of Columbia or the Columbia Compensation Committee, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the treatment of the Columbia Equity Awards consistent with the provisions of this Section 1.9.

(d)           For purposes of this Agreement, “Columbia Stock Plans” means the 2018 Equity Incentive Plan of Columbia and the 2014 Stock Option and Equity Compensation Plan of Columbia.

1.10         Articles of Incorporation of Surviving Entity.  At the Effective Time, the Articles of Incorporation of Umpqua, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Entity until thereafter amended in accordance with applicable law.

1.11         Bylaws of Surviving Entity.  At the Effective Time, the Umpqua Bylaws, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Entity until thereafter amended in accordance with applicable law.

1.12         Tax Consequences.  It is intended that the Mergers, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

1.13         Officers and Directors of Surviving Entity.  The officers and directors of Merger Sub as of immediately prior to the Effective Time shall continue as the officers and directors of the Surviving Entity.

1.14        Second Step Merger.

(a)           Immediately following the Effective Time, in accordance with the Washington Business Corporation Act (the “WBCA”) and the OBCA, Columbia shall cause the Surviving Entity to be merged with and into Columbia in the Second Step Merger, with Columbia surviving the Second Step Merger as the Surviving Corporation and continuing its existence under the laws of the State of Washington, and the separate corporate existence of the Surviving Entity ceasing as of the Second Effective Time.  In furtherance of the foregoing, Columbia shall cause to be filed with the Secretary of State of the State of Washington (the “Washington Secretary”), in accordance with the WBCA, articles of merger (the “Washington Articles of Merger”) relating to the Second Step Merger and shall cause to be filed with the Oregon Secretary, in accordance with the OBCA, articles of merger relating to the Second Step Merger (the “Oregon Articles of Merger”).  The Second Step Merger shall become effective at such time specified in the Washington Articles of Merger and the Oregon Articles of Merger in accordance with the relevant provisions of the WBCA and the OBCA (such time hereinafter referred to as the “Second Effective Time”).

(b)           At the Second Effective Time, by virtue of the Second Step Merger and without any action on the part of Columbia or the Surviving Entity, each share of common stock, no par value, of the Surviving Entity shall be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c)           At and after the Second Effective Time, each share of Columbia Common Stock issued and outstanding immediately prior to the Second Effective Time shall remain an issued and outstanding share of Columbia Common Stock and shall not be affected by the Second Step Merger; it being understood that upon the Second Effective Time, the Columbia Common Stock, including the shares issued to former holders of Umpqua Common Stock, shall be the common stock of the Surviving Corporation.

(d)           At the Second Effective Time, the Amended and Restated Articles of Incorporation of Columbia (the “Columbia Articles”), as amended immediately prior to the Effective Time as set forth in Exhibit A (such amendment, the “Columbia Articles Amendment”), shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

(e)           At the Second Effective Time, the Bylaws of Columbia (the “Columbia Bylaws”), as amended immediately prior to the Effective Time as set forth in Exhibit B (such amendment, the “Columbia Bylaw Amendment”), shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

(f)            At the Second Effective Time, the officers and directors of Columbia as of immediately following the Effective Time (including, for the avoidance of doubt, as provided in Section 6.12) shall be the officers and directors of the Surviving Corporation.

1.15        Columbia Articles Amendment.  Subject to the receipt of the Requisite Columbia Vote, Columbia shall, prior to the Effective Time, file the Columbia Articles Amendment with the Washington Secretary and cause the Columbia Articles Amendment to be effective prior to the Effective Time.

1.16        Bank Merger.  Promptly following the Second Step Merger, Columbia State Bank (“Columbia Bank”), a Washington state-chartered commercial bank and a wholly-owned Subsidiary of Columbia, will merge (the “Bank Merger”) with and into Umpqua Bank, an Oregon state-chartered commercial bank and a wholly-owned Subsidiary of Umpqua (“Umpqua Bank”).  Umpqua Bank shall be the surviving entity in the Bank Merger (the “Surviving Bank”) and, following the Bank Merger, the separate corporate existence of Columbia Bank shall cease.  Promptly after the date of this Agreement, Columbia Bank and Umpqua Bank will enter into an agreement and plan of merger in substantially the form set forth in Exhibit C (the “Bank Merger Agreement”).  Each of Columbia and Umpqua shall approve the Bank Merger Agreement and the Bank Merger as the sole shareholder of Columbia Bank and Umpqua Bank, respectively, and Columbia and Umpqua shall, and shall cause Columbia Bank and Umpqua Bank, respectively, to execute certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) promptly following the Second Effective Time.  The Bank Merger shall become effective at such time and date as specified in the Bank Merger Agreement in accordance with applicable law, or at such other time as shall be provided by applicable law.

ARTICLE II

EXCHANGE OF SHARES

2.1          Columbia to Make Merger Consideration Available.  At or prior to the Effective Time, Columbia shall deposit, or shall cause to be deposited, with an exchange agent mutually agreed by Columbia and Umpqua (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) certificates or, at Columbia’s option, evidence of shares in book-entry form (collectively, referred to herein as “New Certificates”), representing the shares of Columbia Common Stock to be issued to holders of Umpqua Common Stock, and (b) cash in lieu of any fractional shares (such cash and New Certificates for shares of Columbia Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Umpqua Common Stock.

2.2          Exchange of Shares.

(a)           As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Columbia and Umpqua shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Umpqua Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Columbia Common Stock and any cash in lieu of fractional shares which the shares of Umpqua Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b).  Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor (i) a New Certificate representing that number of whole shares of Columbia Common Stock to which such holder of Umpqua Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (x) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (y) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates.  Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Columbia Common Stock which the shares of Umpqua Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)           No dividends or other distributions declared with respect to Columbia Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II.  After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Columbia Common Stock which the shares of Umpqua Common Stock represented by such Old Certificate have been converted into the right to receive.

(c)           If any New Certificate representing shares of Columbia Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Columbia Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)           After the Effective Time, there shall be no transfers on the stock transfer books of Umpqua of the shares of Umpqua Common Stock that were issued and outstanding immediately prior to the Effective Time.  If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Columbia Common Stock as provided in this Article II.

(e)           Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Columbia Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Columbia Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Columbia.  In lieu of the issuance of any such fractional share, Columbia shall pay to each former holder of Umpqua Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Columbia Common Stock on the Nasdaq Global Select Market (the “NASDAQ”) as reported by The Wall Street Journal for the consecutive period of five (5) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of Umpqua Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Columbia Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5.  The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)           Any portion of the Exchange Fund that remains unclaimed by the holders of Umpqua Common Stock for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation.  Any former holders of Umpqua Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of Columbia Common Stock and cash in lieu of any fractional shares and any unpaid dividends and distributions on the Columbia Common Stock deliverable in respect of each former share of Umpqua Common Stock that such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing, none of Columbia, Umpqua, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Umpqua Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)           Columbia shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Columbia Common Stock, any cash dividends or distributions payable pursuant to this Section 2.2 or any other consideration otherwise payable pursuant to this Agreement to any holder of Umpqua Common Stock or Umpqua Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of Tax law.  To the extent that amounts are so withheld by Columbia or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Umpqua Common Stock or Umpqua Equity Awards in respect of which the deduction and withholding was made by Columbia or the Exchange Agent, as the case may be.

(h)           In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the posting by such person of a bond in such amount and on such terms as the Exchange Agent, in consultation with the Surviving Corporation, may reasonably determine is necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Columbia Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF UMPQUA

Except (a) as disclosed in the disclosure schedule delivered by Umpqua to Columbia concurrently herewith (the “Umpqua Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Umpqua Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Umpqua that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Umpqua Reports filed by Umpqua after January 1, 2020 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), Umpqua hereby represents and warrants to Columbia as follows:

3.1          Corporate Organization.

(a)           Umpqua is a corporation duly organized, validly existing and in good standing under the laws of the State of Oregon and is a financial holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).  Umpqua has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Umpqua is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Umpqua.  As used in this Agreement, “Material Adverse Effect” means, with respect to Columbia, Umpqua, Merger Sub or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations (including the Pandemic Measures) of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including any such changes arising out of the Pandemic or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees), (F) any stockholder litigation arising out of, related to, or in connection with this Agreement, the Mergers or the Bank Merger that is brought or threatened against a party or any members of a party’s Board of Directors from and following the date of this Agreement and prior to the Effective Time (it being understood and agreed that the foregoing shall not apply for purposes of the representations and warranties in Sections 3.3(b), 3.4, 3.11(j), 4.3(b), 4.4 or 4.11(j)) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (G) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred, except to the extent otherwise excepted by this proviso) or (H) the expenses incurred by Umpqua or Columbia in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), (C) or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby.  As used in this Agreement, “Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or Covid-19, or any variants, evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto; “Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to the Pandemic; “Subsidiary,” when used with respect to any person, means any subsidiary of such person within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the SEC or the BHC Act; and “Significant Subsidiaries” shall have the meaning ascribed to it in Rule 1-02 of Regulation S-X promulgated by the SEC.  True and complete copies of the Restated Articles of Incorporation of Umpqua (the “Umpqua Articles”) and the Bylaws of Umpqua (the “Umpqua Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Umpqua to Columbia.

(b)           Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Umpqua, each Subsidiary of Umpqua (a “Umpqua Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified or in good standing, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Umpqua to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities.  The deposit accounts of each Subsidiary of Umpqua that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 3.1(b) of the Umpqua Disclosure Schedule sets forth a true, correct and complete list of all Significant Subsidiaries of Umpqua as of the date hereof.

3.2          Capitalization.

(a)           As of the date of this Agreement, the authorized capital stock of Umpqua consists of 400,000,000 shares of Umpqua Common Stock and 4,000,000 shares of preferred stock, no par value (“Umpqua Preferred Stock”).  As of October 8, 2021, there were (i) 216,621,803 shares of Umpqua Common Stock outstanding, (ii) zero shares of Umpqua Common Stock held in treasury, (iii) 767,540  shares of Umpqua Common Stock granted in respect of outstanding Umpqua RSU Awards, (iv) 930,255 shares of Umpqua Common Stock granted in respect of outstanding Umpqua Performance Awards (assuming performance goals applicable to Umpqua Performance Awards are satisfied at the maximum level), (v) 4,417 shares of Umpqua Common Stock reserved for issuance upon the exercise of outstanding Umpqua Stock Options and (vi) zero shares of Umpqua Preferred Stock outstanding.  As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since October 8, 2021 resulting from the vesting or settlement of any Umpqua Equity Awards described in the immediately preceding sentence, there are no other shares of capital stock or other equity or voting securities of Umpqua issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of Umpqua Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Umpqua may vote.  Other than Umpqua Equity Awards issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in Umpqua, or contracts, commitments, understandings or arrangements by which Umpqua may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Umpqua, or that otherwise obligate Umpqua to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Umpqua or any of its Subsidiaries is a party or is bound with respect to the voting or transfer of Umpqua Common Stock or other equity interests of Umpqua.

(b)           Umpqua owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Umpqua Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Umpqua Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3          Authority; No Violation.

(a)           Umpqua has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Mergers and the Bank Merger) have been duly and validly approved by the Board of Directors of Umpqua.  The Board of Directors of Umpqua has determined that the Mergers and the other transactions contemplated hereby, on the terms and conditions set forth in this Agreement, is in the best interests of Umpqua and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Umpqua’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  Except for (i) the approval of this Agreement by the holders of a majority of the outstanding shares of Umpqua Common Stock entitled to vote on this Agreement (the “Requisite Umpqua Vote”) and (ii) the adoption and approval of the Bank Merger Agreement by the Board of Directors of Umpqua Bank and the approval of the Bank Merger Agreement by Umpqua as Umpqua Bank’s sole shareholder, no other corporate proceedings on the part of Umpqua are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Umpqua and (assuming due authorization, execution and delivery by Columbia and Merger Sub) constitutes a valid and binding obligation of Umpqua, enforceable against Umpqua in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)           Neither the execution and delivery of this Agreement by Umpqua nor the consummation by Umpqua of the transactions contemplated hereby, including the Mergers and the Bank Merger, nor compliance by Umpqua with any of the terms or provisions hereof, will (i) violate any provision of the Umpqua Articles or the Umpqua Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Umpqua or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Umpqua or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Umpqua or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Umpqua.

3.4          Consents and Approvals.  Except for (a) the filing of any required applications, filings and notices, as applicable, with the NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking or insurance authorities listed on Section 3.4 of the Umpqua Disclosure Schedule or Section 4.4 of the Columbia Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of Umpqua’s and Columbia’s shareholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Columbia in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration of effectiveness of the S-4, (f) the filing of the Columbia Articles Amendment with the Washington Secretary, the Articles of Merger with the Delaware Secretary pursuant to DGCL and the Oregon Secretary pursuant to the OBCA, and the Oregon Articles of Merger with the Oregon Secretary pursuant to the OBCA, the filing of the Washington Articles of Merger with the Washington Secretary pursuant to the WBCA, and the filing of the Bank Merger Certificates and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Columbia Common Stock pursuant to this Agreement and the approval of the listing of such Columbia Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by Umpqua of this Agreement or (ii) the consummation by Umpqua of the Mergers and the other transactions contemplated hereby (including the Bank Merger).  As of the date hereof, Umpqua has no knowledge of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Mergers and Bank Merger on a timely basis.

3.5          Reports.

(a)           Umpqua and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2020 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory organization (an “SRO”) ((i) – (vi), collectively, “Regulatory Agencies”), including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Umpqua.  Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Umpqua and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Umpqua, investigation into the business or operations of Umpqua or any of its Subsidiaries since January 1, 2020, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Umpqua or any of its Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Umpqua or any of its Subsidiaries since January 1, 2020; in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua.

(b)           An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by Umpqua to the SEC since December 31, 2019 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Umpqua Reports”) is publicly available.  No such Umpqua Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all Umpqua Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Umpqua has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”).  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Umpqua Reports.

3.6          Financial Statements.

(a)           The financial statements of Umpqua and its Subsidiaries included (or incorporated by reference) in the Umpqua Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Umpqua and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Umpqua and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Umpqua and its Subsidiaries have been, since January 1, 2018, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  Since January 1, 2018, no independent public accounting firm of Umpqua has resigned (or informed Umpqua that it intends to resign) or been dismissed as independent public accountants of Umpqua as a result of, or in connection with, any disagreements with Umpqua on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua, neither Umpqua nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Umpqua included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2021, or in connection with this Agreement and the transactions contemplated hereby.

(c)           The records, systems, controls, data and information of Umpqua and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Umpqua or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Umpqua.  Umpqua (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to ensure that material information relating to Umpqua, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Umpqua by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Umpqua’s outside auditors and the audit committee of Umpqua’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect Umpqua’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Umpqua’s internal controls over financial reporting.  To the knowledge of Umpqua, there is no reason to believe that Umpqua’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)           Since January 1, 2020, (i) neither Umpqua nor any of its Subsidiaries, nor, to the knowledge of Umpqua, any director, officer, auditor, accountant or representative of Umpqua or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Umpqua or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Umpqua or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Umpqua or any of its Subsidiaries, whether or not employed by Umpqua or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Umpqua or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Umpqua or any committee thereof or to the knowledge of Umpqua, to any director or officer of Umpqua.

3.7          Broker’s Fees.  With the exception of the engagement of J.P. Morgan Securities LLC (“J.P. Morgan”), neither Umpqua nor any Umpqua Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.  Umpqua has disclosed to Columbia as of the date hereof the aggregate fees provided for in connection with the engagement by Umpqua of J.P. Morgan related to the Merger and the other transactions contemplated hereby.

3.8           Absence of Certain Changes or Events.

(a)           Since December 31, 2020, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua.

(b)           Except in connection with the transactions contemplated by this Agreement, since December 31, 2020, Umpqua and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9          Legal Proceedings.

(a)           Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Umpqua, neither Umpqua nor any of its Subsidiaries is a party to any, and there are no pending or threatened in writing or,  to Umpqua’s knowledge, otherwise threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Umpqua or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)           There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Umpqua, any of its Subsidiaries or the assets of Umpqua or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to Umpqua and its Subsidiaries, taken as a whole (other than any order issued by a Regulatory Agency in connection with the Mergers or Bank Merger whose approval is required for the Mergers or Bank Merger, as the case may be).

3.10         Taxes and Tax Returns.

(a)           Each of Umpqua and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither Umpqua nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All material Taxes of Umpqua and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Umpqua and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither Umpqua nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.  The federal income Tax Returns of Umpqua and its Subsidiaries for all years to and including 2020 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither Umpqua nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Umpqua and its Subsidiaries or the assets of Umpqua and its Subsidiaries.  Umpqua has made available to Columbia true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.  Neither Umpqua nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Umpqua and its Subsidiaries).  Neither Umpqua nor any of its Subsidiaries (a) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Umpqua) or (b) has any liability for the Taxes of any person (other than Umpqua or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither Umpqua nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Umpqua nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).  At no time during the past five (5) years has Umpqua been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(b)           As used in this Agreement, “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c)           As used in this Agreement, “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11         Employees and Employee Benefit Plans.

(a)           Section 3.11(a) of the Umpqua Disclosure Schedule lists all material Umpqua Benefit Plans.  For purposes of this Agreement, “Umpqua Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements (whether or not funded and whether or not in writing) that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, Umpqua or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Umpqua or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.

(b)           Umpqua has heretofore made available to Columbia true and complete copies of (i) each material Umpqua Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such Umpqua Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination letter, if any, relating to such Umpqua Benefit Plan, (D) the most recently prepared actuarial report for each Umpqua Benefit Plan (if applicable), and (E) all material non-routine correspondence to or from any Governmental Entity received in the last three (3) years with respect to such Umpqua Benefit Plan.

(c)           Each Umpqua Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(d)           Section 3.11(d) of the Umpqua Disclosure Schedule identifies each Umpqua Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Umpqua Qualified Plans”).  The IRS has issued a favorable determination letter with respect to each Umpqua Qualified Plan and the related trust, and, to the knowledge of Umpqua, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Umpqua Qualified Plan or the related trust.

(e)           No Umpqua Benefit Plan is, and none of Umpqua, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is, subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code.  No Controlled Group Liability has been incurred by Umpqua or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Umpqua, no condition exists that presents a material risk to Umpqua or its ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Umpqua and its Subsidiaries.  For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (1) under Title IV of ERISA, (2) under Section 302 of ERISA, (3) under Sections 412 and 4971 of the Code, and (4) as a result of a failure to comply with the continuing coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(f)           None of Umpqua, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of Umpqua, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any material liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan that has not been satisfied in full.

(g)           Neither Umpqua nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code.

(h)           All contributions required to be made to any Umpqua Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Umpqua Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Umpqua, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Umpqua and its Subsidiaries.

(i)            There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Umpqua’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Umpqua Benefit Plans, any fiduciaries thereof with respect to their duties to the Umpqua Benefit Plans or the assets of any of the trusts under any of the Umpqua Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Umpqua and its Subsidiaries.

(j)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, officer, director or individual independent contractor of Umpqua or any of its Subsidiaries to any payment or benefit, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of Umpqua or any of its Subsidiaries, (iii) accelerate the timing of or cause Umpqua or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Umpqua Benefit Plan, or (iv) result in any limitation on the right of Umpqua or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Umpqua Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Umpqua or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k)           Neither Umpqua nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).

(l)            No Umpqua Benefit Plan is maintained outside of the jurisdiction of the United States or covers any Umpqua employees who reside or work outside of the United States.

(m)          There are no pending or, to the knowledge of Umpqua, threatened material labor grievances or material unfair labor practice claims or charges against Umpqua or any of its Subsidiaries, or any strikes or other material labor disputes against Umpqua or any of its Subsidiaries.  Neither Umpqua nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Umpqua or any of its Subsidiaries and, to the knowledge of Umpqua, there are no organizing efforts by any union or other group seeking to represent any employees of Umpqua and its Subsidiaries.

(n)           Umpqua and its Subsidiaries are in compliance in all material respects with, and since December 31, 2019 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(o)           (i) To the knowledge of Umpqua, no written allegations of sexual harassment or sexual misconduct have been made since December 31, 2019 against any Umpqua Insider, (ii) since December 31, 2019, neither Umpqua nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any Umpqua Insider, and (iii) there are no proceedings currently pending or, to the knowledge of Umpqua, threatened related to any allegations of sexual harassment or sexual misconduct by any Umpqua Insider.

3.12        Compliance with Applicable Law.  Umpqua and each of its Subsidiaries hold, and have at all times since December 31, 2019, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit, or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Umpqua, and, to the knowledge of Umpqua, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Umpqua and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Umpqua or any of its Subsidiaries, including all laws relating to the privacy and security of data or information that constitutes personal data or personal information under applicable law (“Personal Data”), the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other laws relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Each of Umpqua’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Umpqua, none of Umpqua, or any of its Subsidiaries or, to the knowledge of Umpqua, any director, officer, employee, agent or other person acting on behalf of Umpqua or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Umpqua or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Umpqua or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Umpqua or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Umpqua or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Umpqua or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Umpqua or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.  Umpqua maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) any other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”).  To the knowledge of Umpqua, Umpqua has not experienced any Security Breach that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Umpqua.  To the knowledge of Umpqua, there are no data security or other technological vulnerabilities with respect to Umpqua’s information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Umpqua.  Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Umpqua:  (A) Umpqua Bank has complied with all requirements of the Coronavirus Aid, Relief, and Economic Security (CARES) Act (the “CARES Act”) and the Paycheck Protection Program, including applicable guidance, in connection with its participation in the Paycheck Protection Program; (B) Umpqua and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (C) none of Umpqua, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

3.13        Certain Contracts.

(a)           As of the date hereof, neither Umpqua nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any Umpqua Benefit Plan):  (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) which contains a provision that materially restricts the conduct on any line of business by Umpqua or any of its Subsidiaries or upon consummation of the transactions contemplated by this Agreement will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect); (iii) which is a collective bargaining agreement or similar agreement with any labor organization; (iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Umpqua Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Umpqua; (v) (A) that relates to the incurrence of indebtedness by Umpqua or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business), (B) that provides for the guarantee, support, assumption or endorsement by Umpqua or any of its Subsidiaries of, or any similar commitment by Umpqua or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in an outstanding principal amount of $15,000,000 or more, or (C) that provides for any material indemnification or similar obligations on the part of Umpqua or any of its Subsidiaries, other than contracts entered into by Umpqua or its Subsidiaries in the ordinary course of business; (vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Umpqua or its Subsidiaries, taken as a whole; (vii) which creates future payment obligations in excess of $7,500,000 per annum other than any such contracts which are terminable by Umpqua or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than extensions of credit, other customary banking products offered by Umpqua or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business; (viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of Umpqua or any of its Subsidiaries; or (ix) that relates to the acquisition or disposition of any person, business or asset and under which Umpqua or its Subsidiaries have or may have a material obligation or liability.  Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a) (excluding any Umpqua Benefit Plan), whether or not set forth in the Umpqua Disclosure Schedule, is referred to herein as a “Umpqua Contract”.  Umpqua has made available to Columbia true, correct and complete copies of each Umpqua Contract in effect as of the date hereof.

(b)           In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Umpqua, (i) each Umpqua Contract is valid and binding on Umpqua or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Umpqua and each of its Subsidiaries has complied with and performed all obligations required to be performed by it to date under each Umpqua Contract, (iii) to the knowledge of Umpqua, each third-party counterparty to each Umpqua Contract has complied with and performed all obligations required to be performed by it to date under such Umpqua Contract, (iv) Umpqua does not have knowledge of, and has not received notice of, any violation of any Umpqua Contract by any of the other parties thereto, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of Umpqua or any of its Subsidiaries, or to the knowledge of Umpqua, any other party thereto, of or under any such Umpqua Contract and (vi) no third-party counterparty to any Umpqua Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Umpqua Contract as a result of the Pandemic or the Pandemic Measures.

3.14        Agreements with Regulatory Agencies.  Subject to Section 9.14, neither Umpqua nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2020, a recipient of any supervisory letter from, or since January 1, 2020, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Umpqua Disclosure Schedule, a “Umpqua Regulatory Agreement”), nor has Umpqua or any of its Subsidiaries been advised in writing or, to the knowledge of Umpqua threatened, since January 1, 2020, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Umpqua Regulatory Agreement.

3.15        Risk Management Instruments.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Umpqua, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Umpqua, any of its Subsidiaries or for the account of a customer of Umpqua or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Umpqua or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect; and (b) Umpqua and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Umpqua’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.16        Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Umpqua, Umpqua and its Subsidiaries are in compliance, and have complied since January 1, 2020, with each federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to:  (a) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”).  There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Umpqua, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Umpqua or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Umpqua, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua.  To the knowledge of Umpqua, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Umpqua.

3.17         Investment Securities and Commodities.

(a)           Each of Umpqua and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Umpqua on a consolidated basis, free and clear of any Liens, except as set forth in the financial statements included in the Umpqua Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Umpqua or its Subsidiaries.  Such securities and commodities are valued on the books of Umpqua in accordance with GAAP in all material respects.

(b)           Umpqua and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Umpqua believes are prudent and reasonable in the context of such businesses, and Umpqua and its Subsidiaries have, since January 1, 2018, been in compliance with such policies, practices and procedures in all material respects.  Prior to the date of this Agreement, Umpqua has made available to Columbia the material terms of such policies, practices and procedures.

3.18         Real Property.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Umpqua, (a) Umpqua or an Umpqua Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Umpqua Reports as being owned by Umpqua or an Umpqua Subsidiary or acquired after the date thereof which are material to Umpqua on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Umpqua Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (iv), collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Umpqua Reports or acquired after the date thereof which are material to Umpqua on a consolidated basis (except for leases that have expired by their terms since the date thereof) (collectively with Umpqua Owned Properties, the “Umpqua Real Property”), free and clear of all Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Umpqua, the lessor.  There are no pending or, to the knowledge of Umpqua, threatened condemnation proceedings against Umpqua Real Property.

3.19         Intellectual Property.  Umpqua and each of its Subsidiaries owns (free and clear of any material Liens), or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Umpqua, (a) (i) to the knowledge of Umpqua, the use of any Intellectual Property by Umpqua and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Umpqua or any Umpqua Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to Umpqua that Umpqua or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of Umpqua, infringing on or otherwise violating, any right of Umpqua or any of its Subsidiaries with respect to any Intellectual Property owned by Umpqua or its Subsidiaries, and (c) neither Umpqua nor any Umpqua Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Umpqua or any Umpqua Subsidiary, and Umpqua and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Umpqua and its Subsidiaries.  For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights in any jurisdiction in the world.

3.20         Related Party Transactions.  There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Umpqua or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Umpqua or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Umpqua Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Umpqua) on the other hand, of the type required to be reported in any Umpqua Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

3.21         State Takeover Laws.  The Board of Directors of Umpqua has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law or similar provision of the Umpqua Articles or Umpqua Bylaws (any of the foregoing, “Takeover Statutes”).

3.22         Reorganization.  Umpqua has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23         Opinion.  Prior to the execution of this Agreement, the Board of Directors of Umpqua has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of J.P. Morgan to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of Umpqua Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

3.24         Umpqua Information.  The information relating to Umpqua and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to Umpqua and its Subsidiaries that is provided by Umpqua or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Joint Proxy Statement (except for such portions thereof that relate only to Columbia or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  The S-4 (except for such portions thereof that relate only to Columbia or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

3.25         Loan Portfolio.

(a)           As of the date hereof, neither Umpqua nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Umpqua or any Subsidiary of Umpqua is a creditor which as of June 30, 2021, had an outstanding balance of $5,000,000 or more and under the terms of which the obligor was, as of June 30, 2021, over ninety (90) days or more delinquent in payment of principal or interest.  Set forth in Section 3.25(a) of the Umpqua Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Umpqua and its Subsidiaries that, as of June 30, 2021, had an outstanding balance of $5,000,000 or more and were classified by Umpqua as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount and accrued and unpaid interest on each such Loan, together with the aggregate principal amount and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Umpqua or any of its Subsidiaries that, as of June 30, 2021, is classified as “Other Real Estate Owned” and the book value thereof.

(b)           Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Umpqua, each Loan of Umpqua and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Umpqua and its Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)           Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Umpqua, each outstanding Loan of Umpqua or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Umpqua and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

3.26         Insurance.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Umpqua, (a) Umpqua and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Umpqua reasonably has determined to be prudent and consistent with industry practice, and Umpqua and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Umpqua and its Subsidiaries, Umpqua or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Umpqua or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither Umpqua nor any of its Subsidiaries has received notice of any threatened termination of, material premium increases with respect to, or material alteration of coverage under, any insurance policies.

3.27         Information Security.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Umpqua, to the knowledge of Umpqua, since January 1, 2020, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Umpqua and its Subsidiaries.

3.28         Administration of Trust and Fiduciary Accounts.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Umpqua, since January 1, 2019, (a) Umpqua and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary or agent, including accounts for which it serves a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of all applicable governing documents and all applicable laws and regulations, and (b) neither Umpqua nor any of its Subsidiaries has received any written or, to the knowledge of Umpqua oral, customer demands, complaints or other communications that are unresolved and which assert facts or circumstances that would, if true, constitute a breach of trust with respect to any fiduciary or agency account.

3.29         No Other Representations or Warranties.

(a)           Except for the representations and warranties made by Umpqua in this Article III, neither Umpqua nor any other person makes any express or implied representation or warranty with respect to Umpqua, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Umpqua hereby disclaims any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Umpqua nor any other person makes or has made any representation or warranty to Columbia, Merger Sub or any of their respective affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Umpqua, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Umpqua in this Article III, any oral or written information presented to Columbia, Merger Sub or any of their respective affiliates or representatives in the course of their due diligence investigation of Umpqua, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)           Umpqua acknowledges and agrees that neither Columbia nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COLUMBIA AND MERGER SUB

Except (a) as disclosed in the disclosure schedule delivered by Columbia and Merger Sub to Umpqua concurrently herewith (the “Columbia Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Columbia Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Columbia that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Columbia Reports filed by Columbia after January 1, 2020 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), Columbia and Merger Sub hereby represent and warrant to Umpqua as follows:

4.1           Corporate Organization.

(a)           Columbia is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington and is a bank holding company duly registered under the BHC Act.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Each of Columbia and Merger Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Each of Columbia and Merger Sub is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Columbia.  True and complete copies of the Columbia Articles and Columbia Bylaws and the certificate of incorporation of Merger Sub (the “Merger Sub Articles”) and the bylaws of Merger Sub (“Merger Sub Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Columbia to Umpqua.

(b)           Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Columbia, each Subsidiary of Columbia (a “Columbia Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified or in good standing,  and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of Columbia to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all similarly regulated entities.  The deposit accounts of each Subsidiary of Columbia that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened.  Section 4.1(b) of the Columbia Disclosure Schedule sets forth a true, correct and complete list of all Significant Subsidiaries of Columbia as of the date hereof.

4.2           Capitalization.

(a)           As of the date of this Agreement, the authorized capital stock of Columbia consists of 115,000,000 shares of Columbia Common Stock and 2,000,000 shares of preferred stock, no par value (the “Columbia Preferred Stock”).  As of October 8, 2021, there were (i) 78,499,031 shares of Columbia Common Stock outstanding, including 719,843 shares of Columbia Common Stock granted in respect of outstanding awards of restricted Columbia Common Stock (“Columbia Restricted Stock Awards”), (ii) 2,183,353 shares of Columbia Common Stock held in treasury, (iii) 55,070 shares of Columbia Common Stock reserved for issuance upon the settlement of outstanding time-based restricted stock unit awards (“Columbia RSU Awards” and, together with the Columbia Restricted Stock Awards and the Columbia PSU Awards, the “Columbia Equity Awards”), (iv) 127,500 shares of Columbia Common Stock reserved for issuance upon the settlement of outstanding Columbia PSU Awards (assuming performance goals are satisfied at the maximum level), (v) 191,365 shares of Columbia Common Stock reserved for issuance pursuant to future grants under the Amended and Restated Employee Stock Purchase Plan of Columbia Banking System, Inc. (the “Columbia ESPP”) and (vi) zero shares of Columbia Preferred Stock outstanding.  As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since October 8, 2021 resulting from the exercise, vesting or settlement of any Columbia Equity Awards described in the immediately preceding sentence or shares issued in respect of the rights granted under the Columbia ESPP, there are no other shares of capital stock or other equity or voting securities of Columbia issued, reserved for issuance or outstanding.  All of the issued and outstanding shares of Columbia Common Stock and Merger Sub Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Columbia or of Merger Sub may vote.  Other than Columbia Equity Awards issued prior to the date of this Agreement as described in this Section 4.2(a) and shares issuable in respect of rights granted under the Columbia ESPP, as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in Columbia, or contracts, commitments, understandings or arrangements by which Columbia may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Columbia, or that otherwise obligate Columbia to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing.  There are no voting trusts, shareholder agreements, proxies or other agreements in effect to which Columbia or any of its Subsidiaries is a party or is bound with respect to the voting or transfer of Columbia Common Stock or other equity interests of Columbia.

(b)           Columbia owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the Columbia Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof.  No Columbia Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.  The authorized capital stock of Merger Sub consists of 100 shares of Merger Sub Common Stock of which, as of the date of this Agreement, 100 shares were issued and outstanding.  All of the issued and outstanding capital stock of Merger Sub is, and as of immediately prior to the Effective Time will be, owned by Columbia.  Merger Sub has not conducted any business other than (i) incident to its formation for the sole purpose of carrying out the transactions contemplated by this Agreement and (ii) in relation to this Agreement, the Mergers and the other transactions contemplated hereby.

4.3           Authority; No Violation.

(a)           Each of Columbia and Merger Sub has full corporate power and authority to execute and deliver this Agreement and, subject to the shareholder and other actions described below, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Mergers, the Bank Merger and the Columbia Articles Amendment) have been duly and validly approved by the Board of Directors of Columbia and Merger Sub.  The Board of Directors of Columbia has determined that the Mergers and the other transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are in the best interests of Columbia and its shareholders and has directed that the Columbia Articles Amendment and the issuance of the shares of Columbia Common Stock constituting the Merger Consideration pursuant to this Agreement (the “Columbia Share Issuance”) be submitted to Columbia’s shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect.  The Board of Directors of Merger Sub has determined that the Mergers and the other transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are in the best interests of Merger Sub and its sole shareholder and has adopted a resolution to the foregoing effect.  Columbia, as Merger Sub’s sole shareholder, has approved this Agreement and the transactions contemplated hereby by written consent.  Except for (i) the approval of the Columbia Share Issuance by the affirmative vote of a majority of votes cast by holders of shares of Columbia Common Stock at the Columbia Meeting, (ii) the approval of the Columbia Articles Amendment by the holders of a majority of the outstanding shares of Columbia Common Stock entitled to vote thereon (the foregoing clauses (i) and (ii) collectively, the “Requisite Columbia Vote”), (iii) the adoption and approval of the Bank Merger Agreement by the Board of Directors of Columbia Bank and the approval of the Bank Merger Agreement by Columbia as Columbia Bank’s sole shareholder and (iv) the adoption of resolutions to give effect to the provisions of Section 6.12 in connection with the Closing, no other corporate proceedings on the part of Columbia or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by each of Columbia and Merger Sub and (assuming due authorization, execution and delivery by Umpqua) constitutes a valid and binding obligation of each of Columbia and Merger Sub, enforceable against each of Columbia and Merger Sub in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).  The shares of Columbia Common Stock to be issued in the Merger have been validly authorized (subject to receipt of the Requisite Columbia Vote), when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Columbia will have any preemptive right or similar rights in respect thereof.

(b)           Neither the execution and delivery of this Agreement by Columbia or Merger Sub, nor the consummation by Columbia or Merger Sub of the transactions contemplated hereby, including the Mergers and the Bank Merger, nor compliance by Columbia or Merger Sub with any of the terms or provisions hereof, will (i) violate any provision of the Columbia Articles, Columbia Bylaws or the Merger Sub Articles or the Merger Sub Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Columbia, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Columbia or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Columbia or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Columbia.

    4.4           Consents and Approvals.  Except for (a) the filing of any required applications, filings and notices, as applicable, with the NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the FDIC, and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking or insurance authorities listed on Section 3.4 of the Umpqua Disclosure Schedule or Section 4.4 of the Columbia Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (f) the filing of the Columbia Articles Amendment with the Washington Secretary, the Articles of Merger with the Delaware Secretary pursuant to the DGCL and the Oregon Secretary pursuant to the OBCA, and the Oregon Articles of Merger with the Oregon Secretary pursuant to the OBCA, the filing of the Washington Articles of Merger with the Washington Secretary pursuant to the WBCA, and the filing of the Bank Merger Certificates and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Columbia Common Stock pursuant to this Agreement and the approval of the listing of such Columbia Common Stock on the NASDAQ, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by Columbia and Merger Sub of this Agreement or (ii) the consummation by Columbia and Merger Sub of the Merger and the other transactions contemplated hereby (including the Bank Merger).  As of the date hereof, Columbia has no knowledge of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Mergers and Bank Merger on a timely basis.

4.5           Reports.

(a)           Columbia and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2020 with any Regulatory Agencies, including any report, form, correspondence, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Columbia.  Subject to Section 9.14, except for normal examinations conducted by a Regulatory Agency in the ordinary course of business of Columbia and its Subsidiaries, (i) no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Columbia, investigation into the business or operations of Columbia or any of its Subsidiaries since January 1, 2020, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Columbia or any of its Subsidiaries, and (iii) there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Columbia or any of its Subsidiaries since January 1, 2020; in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Columbia.

(b)           An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by Columbia to the SEC since December 31, 2019 pursuant to the Securities Act or the Exchange Act (the “Columbia Reports”) is publicly available.  No such Columbia Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.  As of their respective dates, all Columbia Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of Columbia has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Columbia Reports.

4.6           Financial Statements.

(a)           The financial statements of Columbia and its Subsidiaries included (or incorporated by reference) in the Columbia Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Columbia and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Columbia and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.  The books and records of Columbia and its Subsidiaries have been, since January 1, 2018, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  Since January 1, 2018, no independent public accounting firm of Columbia has resigned (or informed Columbia that it intends to resign) or been dismissed as independent public accountants of Columbia as a result of, or in connection with, any disagreements with Columbia on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Columbia, neither Columbia nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Columbia included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2021, or in connection with this Agreement and the transactions contemplated hereby.

(c)           The records, systems, controls, data and information of Columbia and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Columbia or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Columbia.  Columbia (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Columbia, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Columbia by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Columbia’s outside auditors and the audit committee of Columbia’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect Columbia’s ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Columbia’s internal controls over financial reporting.  To the knowledge of Columbia, there is no reason to believe that Columbia’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)           Since January 1, 2020, (i) neither Columbia nor any of its Subsidiaries, nor, to the knowledge of Columbia, any director, officer, auditor, accountant or representative of Columbia or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Columbia or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Columbia or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Columbia or any of its Subsidiaries, whether or not employed by Columbia or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Columbia or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Board of Directors of Columbia or any committee thereof, or to the knowledge of Columbia, to any director or officer of Columbia.

4.7           Broker’s Fees.  With the exception of the engagement of Keefe, Bruyette & Woods, Inc., a Stifel Company (“KBW”), neither Columbia nor any Columbia Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Mergers or related transactions contemplated by this Agreement.  Columbia has disclosed to Umpqua as of the date hereof the aggregate fees provided for in connection with the engagement by Columbia of KBW related to the Mergers and the other transactions contemplated hereby.

4.8           Absence of Certain Changes or Events.

(a)           Since December 31, 2020, there has not been any effect, change, event, circumstance, condition, occurrence or development that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Columbia.

(b)           Except in connection with the transactions contemplated by this Agreement, since December 31, 2020, Columbia and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9           Legal Proceedings.

(a)           Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Columbia, neither Columbia nor any of its Subsidiaries is a party to any, and there are no pending or threatened in writing or, to Columbia’s knowledge, otherwise threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Columbia or any of its Subsidiaries or any of their current or former directors or executive officers or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)           There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Columbia, any of its Subsidiaries or the assets of Columbia or any of its Subsidiaries (or that, upon consummation of the Mergers, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to Columbia and its Subsidiaries, taken as a whole (and other than any order issued by a Regulatory Agency in connection with the Mergers or Bank Merger whose approval is required for the Mergers or Bank Merger, as the case may be).

4.10         Taxes and Tax Returns.  Each of Columbia and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects.  Neither Columbia nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course).  All material Taxes of Columbia and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.  Each of Columbia and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party.  Neither Columbia nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.  The federal income Tax Returns of Columbia and its Subsidiaries for all years to and including 2020 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.  Neither Columbia nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Columbia and its Subsidiaries or the assets of Columbia and its Subsidiaries.  Columbia has made available to Umpqua true and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.  Neither Columbia nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Columbia and its Subsidiaries).  Neither Columbia nor any of its Subsidiaries (a) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Columbia) or (b) has any liability for the Taxes of any person (other than Columbia or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.  Neither Columbia nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.  Neither Columbia nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).  At no time during the past five (5) years has Columbia been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

4.11         Employees and Employee Benefit Plans.

(a)           Section 4.11(a) of the Columbia Disclosure Schedule lists all material Columbia Benefit Plans.  For purposes of this Agreement, “Columbia Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements (whether or not funded and whether or not in writing) that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, Columbia or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Columbia or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.

(b)           Columbia has heretofore made available to Umpqua true and complete copies of (i) each material Columbia Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles, and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such Columbia Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination letter, if any, relating to such Columbia Benefit Plan, (D) the most recently prepared actuarial report for each Columbia Benefit Plan (if applicable), and (E) all material non-routine correspondence to or from any Governmental Entity received in the last three (3) years with respect to such Columbia Benefit Plan.

(c)           Each Columbia Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(d)           Section 4.11(d) of the Columbia Disclosure Schedule identifies each Columbia Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Columbia Qualified Plans”).  The IRS has issued a favorable determination letter with respect to each Columbia Qualified Plan and the related trust, and, to the knowledge of Columbia, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Columbia Qualified Plan or the related trust.

(e)           No Columbia Benefit Plan is, and none of Columbia, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any plan that is, subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code.  No Controlled Group Liability has been incurred by Columbia or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Columbia, no condition exists that presents a material risk to Columbia or its ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Columbia and its Subsidiaries.

(f)            None of Columbia, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan, and none of Columbia, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any material liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan that has not been satisfied in full.

(g)           Neither Columbia nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code.

(h)           All contributions required to be made to any Columbia Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Columbia Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Columbia, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Columbia and its Subsidiaries.

(i)            There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Columbia’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Columbia Benefit Plans, any fiduciaries thereof with respect to their duties to the Columbia Benefit Plans or the assets of any of the trusts under any of the Columbia Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Columbia and its Subsidiaries.

(j)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, officer, director or individual independent contractor of Columbia or any of its Subsidiaries to any payment or benefit, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of Columbia or any of its Subsidiaries, (iii) accelerate the timing of or cause Columbia or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Columbia Benefit Plan, or (iv) result in any limitation on the right of Columbia or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Columbia Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Columbia or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k)           Neither Columbia nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or Section 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).

(l)            No Columbia Benefit Plan is maintained outside of the jurisdiction of the United States or covers any Columbia employees who reside or work outside of the United States.

(m)          There are no pending or, to the knowledge of Columbia, threatened material labor grievances or material unfair labor practice claims or charges against Columbia or any of its Subsidiaries, or any strikes or other material labor disputes against Columbia or any of its Subsidiaries.  Neither Columbia nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Columbia or any of its Subsidiaries and, to the knowledge of Columbia, there are no organizing efforts by any union or other group seeking to represent any employees of Columbia and its Subsidiaries.

(n)           Columbia and its Subsidiaries are in compliance in all material respects with, and since December 31, 2019 have complied in all material respects with, all laws regarding employment and employment practices, terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, sexual or racial harassment or discrimination, workers’ compensation or long-term disability policies, retaliation, immigration, family and medical leave, occupational safety and health and other laws in respect of any reduction in force (including notice, information and consultation requirements).

(o)           (i) To the knowledge of Columbia, no written allegations of sexual harassment or sexual misconduct have been made since December 31, 2019 against any officer or director of Columbia subject to the reporting requirements of Section 16(a) of the Exchange Act (a “Columbia Insider”), (ii) since December 31, 2019, neither Columbia nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual harassment or sexual misconduct by any Columbia Insider, and (iii) there are no proceedings currently pending or, to the knowledge of Columbia, threatened related to any allegations of sexual harassment or sexual misconduct by any Columbia Insider.

4.12         Compliance with Applicable Law.  Columbia and each of its Subsidiaries hold, and have at all times since December 31, 2019, held, all licenses, franchises,  permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise,  permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Columbia, and, to the knowledge of Columbia, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened.  Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, Columbia and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to Columbia or any of its Subsidiaries, including all laws relating to the privacy and security of data or information that constitutes Personal Data, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other laws relating to bank secrecy, discriminatory lending, financing or leasing practices, consumer protection, money laundering prevention, foreign assets control, U.S. sanctions laws and regulations, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.  Each of Columbia’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better.  Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Columbia, none of Columbia, or any of its Subsidiaries, or, to the knowledge of Columbia, any director, officer, employee, agent or other person acting on behalf of Columbia or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Columbia or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Columbia or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Columbia or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Columbia or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Columbia or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Columbia or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.  Columbia maintains a written information privacy and security program that maintains reasonable measures to protect the privacy, confidentiality and security of all Personal Data against any Security Breach.  To the knowledge of Columbia, Columbia has not experienced any Security Breach that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Columbia.  To the knowledge of Columbia, there are no data security or other technological vulnerabilities with respect to Columbia’s information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Columbia.  Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Columbia:  (i) Columbia Bank has complied with all requirements of the CARES Act and the Paycheck Protection Program, including applicable guidance, in connection with its participation in the Paycheck Protection Program; (ii) Columbia and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (iii) none of Columbia, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

4.13         Certain Contracts.

(a)           As of the date hereof, neither Columbia nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral but excluding any Columbia Benefit Plan):  (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) which contains a provision that materially restricts the conduct on any line of business by Columbia or any of its Subsidiaries or upon consummation of the transactions contemplated by this Agreement will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect); (iii) which is a collective bargaining agreement or similar agreement with any labor organization; (iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Columbia Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Columbia; (v) (A) that relates to the incurrence of indebtedness by Columbia or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business), (B) that provides for the guarantee, support, assumption or endorsement by Columbia or any of its Subsidiaries of, or any similar commitment by Columbia or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in an outstanding principal amount of $15,000,000 or more, or (C) that provides for any material indemnification or similar obligations on the part of Columbia or any of its Subsidiaries, other than Contracts entered into by Columbia or its Subsidiaries in the ordinary course of business; (vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Columbia or its Subsidiaries, taken as a whole; (vii) which creates future payment obligations in excess of $7,500,000 per annum other than any such contracts which are terminable by Columbia or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than extensions of credit, other customary banking products offered by Columbia or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business; (viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of Columbia or any of its Subsidiaries; or (ix) that relates to the acquisition or disposition of any person, business or asset and under which Columbia or its Subsidiaries have or may have a material obligation or liability.  Each contract, arrangement, commitment or understanding of the type described in this Section 4.13(a) (excluding any Columbia Benefit Plan), whether or not set forth in the Columbia Disclosure Schedule, is referred to herein as a “Columbia Contract”.  Columbia has made available to Umpqua true, correct and complete copies of each Columbia Contract in effect as of the date hereof.

(b)           In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Columbia, (i) each Columbia Contract is valid and binding on Columbia or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Columbia and each of its Subsidiaries has complied with and performed all obligations required to be performed by it to date under each Columbia Contract, (iii) to the knowledge of Columbia, each third-party counterparty to each Columbia Contract has complied with and performed all obligations required to be performed by it to date under such Columbia Contract, (iv) Columbia does not have knowledge of, and has not received notice of, any violation of any Columbia Contract by any of the other parties thereto, (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of Columbia or any of its Subsidiaries, or to the knowledge of Columbia, any other party thereto, of or under any such Columbia Contract and (vi) no third-party counterparty to any Columbia Contract has exercised or threatened in writing to exercise any force majeure (or similar) provision to excuse non-performance or performance delays in any Columbia Contract as a result of the Pandemic or the Pandemic Measures.

4.14         Agreements with Regulatory Agencies.  Subject to Section 9.14, neither Columbia nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2020, a recipient of any supervisory letter from, or since January 1, 2020, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Columbia Disclosure Schedule, a “Columbia Regulatory Agreement”), nor has Columbia or any of its Subsidiaries been advised in writing or, to the knowledge of Columbia threatened, since January 1, 2020, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Columbia Regulatory Agreement.

4.15         Risk Management Instruments.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Columbia, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Columbia, any of its Subsidiaries or for the account of a customer of Columbia or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Columbia or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect; and (b) Columbia and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Columbia’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.16         Environmental Matters.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Columbia, Columbia and its Subsidiaries are in compliance, and have complied since January 1, 2020, with all Environmental Laws.  There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of Columbia any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be expected to result in the imposition, on Columbia or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Columbia, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Columbia.  To the knowledge of Columbia, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Columbia.

4.17         Investment Securities and Commodities.

(a)           Each of Columbia and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements) which are material to Columbia on a consolidated basis, free and clear of any Liens, except as set forth in the financial statements included in the Columbia Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Columbia or its Subsidiaries.  Such securities and commodities are valued on the books of Columbia in accordance with GAAP in all material respects.

(b)           Columbia and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Columbia believes are prudent and reasonable in the context of such businesses, and Columbia and its Subsidiaries have, since January 1, 2018, been in compliance with such policies, practices and procedures in all material respects.  Prior to the date of this Agreement, Columbia has made available to Umpqua the material terms of such policies, practices and procedures.

4.18         Real Property.  Except as would not reasonably be expected, either individually or in the aggregate to have a Material Adverse Effect on Columbia, (a) Columbia or a Columbia Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Columbia Reports as being owned by Columbia or a Columbia Subsidiary or acquired after the date thereof which are material to Columbia on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Columbia Owned Properties”), free and clear of all Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Columbia Reports or acquired after the date thereof which are material to Columbia on a consolidated basis (except for leases that have expired by their terms since the date thereof) (collectively with Columbia Owned Properties, the “Columbia Real Property”), free and clear of all Liens, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Columbia, the lessor.  There are no pending or, to the knowledge of Columbia, threatened condemnation proceedings against Columbia Real Property.

4.19         Intellectual Property.  Columbia and each of its Subsidiaries owns (free and clear of any material Liens), or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Columbia, (a) (i) to the knowledge of Columbia, the use of any Intellectual Property by Columbia and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Columbia or any Columbia Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to Columbia that Columbia or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of Columbia, infringing on or otherwise violating, any right of Columbia or any of its Subsidiaries with respect to any Intellectual Property owned by Columbia or its Subsidiaries, and (c) neither Columbia nor any Columbia Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Columbia or any Columbia Subsidiary, and Columbia and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Columbia and its Subsidiaries.

4.20         Related Party Transactions.  There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Columbia or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Columbia or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Columbia Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Columbia) on the other hand, of the type required to be reported in any Columbia Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

4.21         State Takeover Laws.  The Board of Directors of each of Columbia and Merger Sub, as applicable, has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state, including any Takeover Statutes.

4.22         Reorganization.  Columbia has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.23         Opinion.  Prior to the execution of this Agreement, the Board of Directors of Columbia has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of KBW to the effect that as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to Columbia.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24         Columbia Information.  The information relating to Columbia and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to Columbia and its Subsidiaries that is provided by Columbia or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.  The Joint Proxy Statement (except for such portions thereof that relate only to Umpqua or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  The S-4 (except for such portions thereof that relate only to Umpqua or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

4.25         Loan Portfolio.

(a)           As of the date hereof, neither Columbia nor any of its Subsidiaries is a party to any Loan in which Columbia or any Subsidiary of Columbia is a creditor which as of June 30, 2021, had an outstanding balance of $4,000,000 or more and under the terms of which the obligor was, as of June 30, 2021, over ninety (90) days or more delinquent in payment of principal or interest.  Set forth in Section 4.25(a) of the Columbia Disclosure Schedule is a true, correct and complete list of (A) all of the Loans of Columbia and its Subsidiaries that, as of June 30, 2021, had an outstanding balance of $4,000,000 or more and were classified by Columbia as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount and accrued and unpaid interest on each such Loan, together with the aggregate principal amount and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Columbia or any of its Subsidiaries that, as of June 30, 2021, is classified as “Other Real Estate Owned” and the book value thereof.

(b)         Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Columbia, each Loan of Columbia and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Columbia and its Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)           Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Columbia, each outstanding Loan of Columbia or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Columbia and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

4.26         Insurance.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Columbia, (a) Columbia and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Columbia reasonably has determined to be prudent and consistent with industry practice, and Columbia and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Columbia and its Subsidiaries, Columbia or the relevant Subsidiary thereof is the sole beneficiary of such policies, (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion, (d) there is no claim for coverage by Columbia or any of its Subsidiaries pending under any insurance policy as to which coverage has been questioned, denied or disputed by the underwriters of such insurance policy and (e) neither Columbia nor any of its Subsidiaries has received notice of any threatened termination of, material premium increases with respect to, or material alteration of coverage under, any insurance policies.

4.27         Information Security.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Columbia, to the knowledge of Columbia, since January 1, 2020, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Columbia and its Subsidiaries.

4.28         Administration of Trust and Fiduciary Accounts.  Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Columbia, since January 1, 2019, (a) Columbia and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary or agent, including accounts for which it serves a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of all applicable governing documents and all applicable laws and regulations, and (b) neither Columbia nor any of its Subsidiaries has received any written or, to the knowledge of Columbia oral, customer demands, complaints or other communications that are unresolved and which assert facts or circumstances that would, if true, constitute a breach of trust with respect to any fiduciary or agency account.

4.29         No Other Representations or Warranties.

(a)          Except for the representations and warranties made by Columbia and Merger Sub in this Article IV, neither Columbia nor Merger Sub nor any other person makes any express or implied representation or warranty with respect to Columbia, its Subsidiaries, Merger Sub, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Columbia and Merger Sub hereby disclaim any such other representations or warranties.  In particular, without limiting the foregoing disclaimer, neither Columbia nor Merger Sub nor any other person makes or has made any representation or warranty to Umpqua or any of its affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Columbia, Merger Sub any of their respective Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Columbia and Merger Sub in this Article IV, any oral or written information presented to Umpqua or any of its affiliates or representatives in the course of their due diligence investigation of Columbia, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)           Columbia and Merger Sub acknowledge and agree that neither Umpqua nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1          Conduct of Businesses Prior to the Effective Time.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Umpqua Disclosure Schedule or the Columbia Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of Umpqua and Columbia shall, and shall cause its Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or materially delay the ability of either Umpqua or Columbia to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.  Notwithstanding anything to the contrary set forth in Section 5.1 or Section 5.2 (other than Sections 5.2(b) and 5.2(f), to which this sentence shall not apply), a party and its Subsidiaries may take any commercially reasonable actions that such party reasonably determines are necessary or prudent for it to take or not take in response to the Pandemic or the Pandemic Measures; provided, that such party shall provide prior notice to and consult in good faith with the other party to the extent such actions would otherwise require consent of the other party under this Section 5.1 or Section 5.2.

5.2        Forbearances.  During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Umpqua Disclosure Schedule or the Columbia Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, neither Umpqua nor Columbia shall, and neither Umpqua nor Columbia shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed):

(a)           other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months, (ii) deposits, (iii) issuances of letters of credit, (iv) purchases of federal funds, (v) sales of certificates of deposit and (vi) entry into repurchase agreements, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Umpqua or any of its wholly-owned Subsidiaries to Umpqua or any of its wholly-owned Subsidiaries, on the one hand, or of Columbia or any of its wholly-owned Subsidiaries to Columbia or any of its wholly-owned Subsidiaries, on the other hand), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)
 (i)         adjust, split, combine or reclassify any capital stock;

 (ii)          make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except, in each case, (A) regular quarterly cash dividends by Umpqua at a rate not in excess of $0.21 per share of Umpqua Common Stock, (B) regular quarterly cash dividends by Columbia at a rate not in excess of $0.30 per share of Columbia Common Stock, (C) dividends paid by any of the Subsidiaries of each of Umpqua and Columbia to Umpqua or Columbia or any of their wholly-owned Subsidiaries, respectively, (D) regular distributions on outstanding trust preferred securities in accordance with their terms or (E) the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

 (iii)         grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of Umpqua or Columbia or any of their respective Subsidiaries, other than in the case of Columbia, grants of rights to purchase shares of Columbia Common Stock under the Columbia ESPP in accordance with the terms of thereof; or

 (iv)          issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time of the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of Umpqua or Columbia or their respective Subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of Umpqua or Columbia or their respective Subsidiaries, except pursuant to the exercise of stock options or the vesting or settlement of equity compensation awards in accordance with their terms;

(c)           sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of this Agreement;

(d)           except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property or assets of any other person, in each case, other than a wholly-owned Subsidiary of Umpqua or Columbia, as applicable;

(e)           in each case except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any Umpqua Contract or Columbia Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Umpqua or Columbia, or enter into any contract that would constitute an Umpqua Contract or Columbia Contract, if it were in effect on the date of this Agreement;

(f)            except as required under applicable law or the terms of any Umpqua Benefit Plan or Columbia Benefit Plan existing as of the date hereof, as applicable, (i) enter into, establish, adopt, materially amend or terminate any Umpqua Benefit Plan or Columbia Benefit Plan, or any arrangement that would be an Umpqua Benefit Plan or a Columbia Benefit Plan if in effect on the date hereof, other than with respect to broad-based welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any such Umpqua Benefit Plan or Columbia Benefit Plan, as the case may be, (ii) increase the compensation or benefits payable to any current or former employee, director or individual consultant, other than (x) in connection with a promotion (permitted hereunder) or change in responsibilities, in each case, in the ordinary course of business consistent with past practice and to a level consistent with similarly situated peer employees or (y) the payment of incentive compensation for completed performance periods based upon the actual level of achievement of the applicable performance goals in the ordinary course of business consistent with past practice, (iii) accelerate or take any action to accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) enter into any new, or amend any existing, employment, severance, change in control, retention or similar agreement or arrangement; provided, however, that the parties may enter into offer letters with new hires in the ordinary course of business consistent with past practice that do not provide for enhanced or change in control severance, (v) fund any rabbi trust or similar arrangement, or in any other way secure the payment of compensation or benefits under any Umpqua Benefit Plan or Columbia Benefit Plan, as the case may be, (vi) terminate the employment or services of an employee as set forth on Section 5.2(f) in the Umpqua Disclosure Schedule or the Columbia Disclosure Schedule, respectively, other than for cause, or (vii) hire or promote any employee as set forth on Section 5.2(f) in the Umpqua Disclosure Schedule or the Columbia Disclosure Schedule, respectively (other than as a replacement hire or promotion on substantially similar terms of employment as the departed employee);

(g)           settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount and for consideration not in excess of $250,000 individually or $1,000,000 in the aggregate and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Corporation;

(h)           take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)            amend its articles of incorporation, its bylaws or comparable governing documents of its Significant Subsidiaries;

(j)            other than in prior consultation with the other party to this Agreement, materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(k)           implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(l)            enter into any new line of business or, other than in the ordinary course of business (which may include partnering with third parties in origination, flow, servicing and other capacities) consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(m)          merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(n)           make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes; or

(o)           agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1        Regulatory Matters.

(a)           Promptly after the date of this Agreement, Columbia and Umpqua shall prepare and file with the SEC the Joint Proxy Statement and Columbia shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus.  The parties shall use reasonable best efforts to make such filings within thirty (30) business days of the date of this Agreement.  Each of Columbia and Umpqua shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and Columbia and Umpqua shall thereafter mail or deliver the Joint Proxy Statement to their respective shareholders.  Columbia shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Umpqua shall furnish all information concerning Umpqua and the holders of Umpqua Common Stock as may be reasonably requested in connection with any such action.

(b)        The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within thirty (30) business days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Mergers and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities.  Columbia and Umpqua shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Umpqua or Columbia, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby.  Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and, to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law.  As used in this Agreement, “Requisite Regulatory Approvals” means all regulatory authorizations, consents, orders or approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (x) from the Federal Reserve Board and the FDIC and (y) set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Mergers and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

(c)           Each party shall use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby.  Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Columbia or Umpqua or any of their respective Subsidiaries, and neither Columbia nor Umpqua nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Mergers and the Bank Merger (a “Materially Burdensome Regulatory Condition”).

(d)           To the extent permitted by applicable law, Columbia and Umpqua shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Columbia, Umpqua or any of their respective Subsidiaries to any Governmental Entity in connection with the Mergers, the Bank Merger and the other transactions contemplated by this Agreement.

(e)         To the extent permitted by applicable law, Columbia and Umpqua shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent, waiver, approval or authorization is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such consent, waiver, approval or authorization will be materially delayed.

6.2        Access to Information; Confidentiality.

(a)           Upon reasonable notice and subject to applicable laws (including the Pandemic Measures), each of Columbia and Umpqua, for the purposes of verifying the representations and warranties of the other and preparing for the Merger and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during such period, each of Columbia and Umpqua shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Columbia or Umpqua, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request.  Neither Columbia nor Umpqua nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Columbia’s or Umpqua’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement.  The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)           Each of Columbia and Umpqua shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated August 31, 2021, between Columbia and Umpqua (the “Confidentiality Agreement”).

(c)           No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.  Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time.  Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3           Shareholder Approvals.  Each of Umpqua and Columbia shall call a meeting of its shareholders (the “Umpqua Meeting” and the “Columbia Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) the Requisite Umpqua Vote and the Requisite Columbia Vote required in connection with this Agreement and the Merger and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of shareholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of Umpqua and Columbia shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date.  Each of Columbia and Umpqua and their respective Boards of Directors shall use its reasonable best efforts to obtain from the shareholders of Columbia and Umpqua, as applicable, the Requisite Columbia Vote and the Requisite Umpqua Vote, as applicable, including by communicating to the respective shareholders of Columbia and Umpqua its recommendation (and including such recommendation in the Joint Proxy Statement) that the shareholders of Umpqua approve this Agreement, in the case of the Board of Directors of Umpqua, or approve the Columbia Share Issuance and the Columbia Articles Amendment, in the case of the Board of Directors of Columbia (the “Umpqua Board Recommendation” and the “Columbia Board Recommendation,” respectively).  Each of Columbia and Umpqua and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Columbia Board Recommendation, in the case of Columbia, or the Umpqua Board Recommendation, in the case of Umpqua, (ii) fail to make the Columbia Board Recommendation, in the case of Columbia, or the Umpqua Board Recommendation, in the case of Umpqua, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Columbia Board Recommendation, in the case of Columbia, or the Umpqua Board Recommendation, in the case of Umpqua, in each case within ten (10) business days (or such fewer number of days as remains prior to the Columbia Meeting or the Umpqua Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”).  However, subject to Section 8.1 and Section 8.2, if the Board of Directors of Columbia or Umpqua, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Columbia Board Recommendation or the Umpqua Board Recommendation, as applicable, such Board of Directors may, in the case of Columbia, prior to the receipt of the Requisite Columbia Vote, and in the case of Umpqua, prior to the receipt of the Requisite Umpqua Vote, submit this Agreement to its shareholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its shareholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least four (4) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to make or continue to make the Columbia Board Recommendation or Umpqua Board Recommendation, as the case may be.  Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.  Columbia or Umpqua shall adjourn or postpone the Columbia Meeting or the Umpqua Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Columbia Common Stock or Umpqua Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Umpqua or Columbia, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Umpqua Vote or the Requisite Columbia Vote.  Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, (x) the Columbia Meeting shall be convened and this Agreement shall be submitted to the shareholders of Columbia at the Columbia Meeting and (y) the Umpqua Meeting shall be convened and this Agreement shall be submitted to the shareholders of Umpqua at the Umpqua Meeting, and nothing contained herein shall be deemed to relieve either Columbia or Umpqua of such obligation.

6.4        Legal Conditions to Merger.  Subject in all respects to Section 6.1 of this Agreement, each of Columbia and Umpqua shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Mergers and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, including the Mergers and the Bank Merger, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Umpqua or Columbia or any of their respective Subsidiaries in connection with the Mergers, the Bank Merger and the other transactions contemplated by this Agreement.

6.5           Stock Exchange Listing.  Columbia shall file a notification of additional shares in respect of the Columbia Common Stock to be issued in the Merger prior to the Effective Time and in accordance with NASDAQ’s rules and shall take all other action required to effectuate the listing of such additional shares pursuant to such rules.

6.6        Employee Matters.

(a)         Unless otherwise mutually agreed by Umpqua and Columbia prior to the Effective Time, Columbia, as the Surviving Corporation, shall provide the employees of Columbia, Umpqua and their Subsidiaries as of the Effective Time who continue to remain employed with the Surviving Corporation and its Subsidiaries (the “Continuing Employees”), during the period commencing at the Effective Time and ending on December 31 of the calendar year in which the Effective Time occurs (the “Continuation Period”), with the following:  (i) annual base salary or wages, as applicable, that are no less than the annual base salary or wages in effect for each such Continuing Employee immediately prior to the Effective Time; (ii) target cash and long-term incentive opportunities that are, in each case, no less favorable than those in effect for each such Continuing Employee immediately prior to the Effective Time; and (iii) employee benefits (other than severance which will be provided as set forth in the last sentence of this Section 6.6(a)) that are no less favorable in the aggregate than those provided to such Continuing Employees immediately prior to the Effective Time; provided, that, with respect to clause (iii), if the parties mutually agree to integrate the Continuing Employees into the Umpqua Benefit Plans or the Columbia Benefit Plans, which may be done on a plan by plan basis, or to modify any existing plans or adopt new benefit plans with respect to the Continuing Employees (which plans will, among other things, (A) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (B) not discriminate between employees who were covered by Umpqua Benefit Plans, on the one hand, and those covered by Columbia Benefit Plans on the other, at the Effective Time) (the “New Benefit Plans”), participation in such plans (other than severance) shall be deemed to satisfy the foregoing standards, it being understood that the Continuing Employees may commence participating in the Umpqua Benefit Plans, the Columbia Benefit Plans or the New Benefit Plans on different dates following the Effective Time with respect to different plans.  In addition, during the period commencing at the Effective Time and ending on the first anniversary thereof, each Continuing Employee who is not party to an individual agreement providing for severance or termination benefits and is terminated under severance qualifying circumstances shall be provided severance benefits in accordance with Section 6.6(a) of the Columbia Disclosure Schedule, subject to such employee’s execution (and non-revocation) of a release of claims.

(b)        With respect to any Umpqua Benefit Plan, Columbia Benefit Plan or New Benefit Plan in which any Continuing Employees become eligible to participate on or after the Effective Time, Columbia, as the Surviving Corporation, and its Subsidiaries shall (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any Umpqua Benefit Plan, Columbia Benefit Plan or New Benefit Plan, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Umpqua Benefit Plan or Columbia Benefit Plan, (ii) provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under an Umpqua Benefit Plan or Columbia Benefit Plan that provides health care benefits, to the same extent that such credit was given under the analogous Umpqua Benefit Plan or Columbia Benefit Plan prior to the Effective Time, in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Benefit Plans, and (iii) recognize all service of such employees with Umpqua and its Subsidiaries for all purposes in any Umpqua Benefit Plan, Columbia Benefit Plan or New Benefit Plan to the same extent that such service was taken into account under the analogous Umpqua Benefit Plan or Columbia Benefit Plan prior to the Effective Time; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any tax-qualified defined benefit pension plan, or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits.

(c)           Columbia, as the Surviving Corporation, shall assume and honor all Umpqua Benefit Plans and Columbia Benefit Plans in accordance with their terms. The parties agree that the consummation of the Merger shall constitute a “change in control,” “change of control” or term of similar import under each applicable Umpqua Benefit Plan and Columbia Benefit Plan; provided that, for purposes of any such plans that provide for deferred compensation within the meaning of Section 409A of the Code, the foregoing shall not accelerate the time of payment or distribution of any such deferred compensation (but shall accelerate vesting if provided for in accordance with the terms thereof) if the transactions contemplated by this Agreement do not otherwise constitute a “change in control,” “change of control” or term of similar import under the applicable plan and to so declare as a “change in control,” “change of control” or term of similar import would result in an impermissible payment or distribution for purposes of Section 409A of the Code.

(d)           Prior to making any material written communications relating to the Merger or the other transactions contemplated by this Agreement to any employee of Umpqua or Columbia or their respective Subsidiaries, each party will, and will cause its Subsidiaries to, provide the other party with a reasonable opportunity to review and comment on any such communications, which comments shall be considered in good faith.  Neither party nor their respective Subsidiaries shall make any written communications to any individual employee of Umpqua or Columbia or their respective Subsidiaries regarding the terms and conditions of employment following the Closing without the consent of the other party.

(e)           Nothing in this Agreement shall confer upon any employee (including any Continuing Employee), officer, director or consultant of Umpqua, Columbia or any of their respective Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Umpqua, Columbia or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Umpqua, Columbia or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee (including any Continuing Employee), officer, director or consultant of the Surviving Corporation, Umpqua, Columbia or any of their respective Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause.  Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Umpqua Benefit Plan, Columbia Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Umpqua Benefit Plan, Columbia Benefit Plan, New Benefit Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time.  Without limiting the generality of Section 9.11, and for the avoidance of doubt, except as provided in Section 6.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including, any current or former employee, officer, director or consultant of Umpqua, Columbia or any of their respective Subsidiaries or affiliates or any beneficiary or dependent thereof, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7           Indemnification; Directors’ and Officers’ Insurance.

(a)           From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the fullest extent permitted by applicable law, the Umpqua Articles, Umpqua Bylaws, the governing or organizational documents of any Subsidiary of Umpqua or any indemnification agreements in existence as of the date hereof, each present and former director, officer or employee of Umpqua and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Umpqua Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of or pertaining to the fact that such person is or was a director, officer or employee of Umpqua or any of its Subsidiaries or is or was serving at the request of Umpqua or any of its Subsidiaries as a director or officer of another person and pertaining to matters, acts or omissions existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, the Umpqua Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Umpqua Indemnified Party is not entitled to indemnification.

(b)           For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Umpqua (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Umpqua or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Umpqua for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap.  In lieu of the foregoing, Umpqua, in consultation with, but only upon the consent of Columbia, may (and at the request of Columbia, Umpqua shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under Umpqua’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)         The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Umpqua Indemnified Party and his or her heirs and representatives.  If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving person of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.  The obligations of the Surviving Corporation or any of its successors under this Section 6.7 shall not be terminated or modified after the Effective Time in a manner so as to adversely affect any Umpqua Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected Umpqua Indemnified Party or affected person.

6.8           Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Columbia, on the one hand, and a Subsidiary of Umpqua, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Mergers or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by the other party.

6.9           Advice of Changes.  Columbia and Umpqua shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.9 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

6.10         Dividends.  After the date of this Agreement, each of Columbia and Umpqua shall coordinate with the other the declaration of any dividends in respect of Columbia Common Stock and Umpqua Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Umpqua Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Umpqua Common Stock and any shares of Columbia Common Stock any such holder receives in exchange therefor in the Merger.

6.11         Shareholder Litigation.  Each party shall give the other party prompt notice of any shareholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such litigation.  Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account.  No party shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its affiliates.

6.12         Corporate Governance.

(a)           Prior to the Effective Time, the Board of Directors of Columbia shall take all actions necessary to adopt the Columbia Bylaw Amendment and to effect the requirements referenced therein that are to be effected as of the Effective Time.  Effective as of the Effective Time, in accordance with the Columbia Bylaw Amendment, (i) the number of directors that will comprise the full Board of Directors of Columbia (and, as of the Second Effective Time, that will comprise the full Board of Directors of the Surviving Corporation), and the full Board of Directors of Umpqua Bank (and, as of the effective time of the Bank Merger, that will comprise the full Board of Directors of the Surviving Bank), shall each be fourteen (14) and (ii) of the members of each such board of directors, seven (7) shall be members of the Board of Directors of Umpqua as of immediately prior to the Effective Time, designated by Umpqua (which shall include Mr. Cort L. O’Haver), and seven (7) shall be members of the Board of Directors of Columbia as of immediately prior to the Effective Time, designated by Columbia (which shall include Mr. Clint E. Stein and Mr. Craig D. Eerkes).

(b)           Effective as of the Effective Time, (i) Mr. Cort L. O’Haver shall serve as the Executive Chairman of the Board of Directors of Columbia (and, as of the Second Effective Time, the Surviving Corporation) and of the Board of Directors of Umpqua Bank (and, as of the effective time of the Bank Merger, the Surviving Bank), (ii) Mr. Clint E. Stein shall serve as the President and Chief Executive Officer of Columbia (and, as of the Second Effective Time, the Surviving Corporation) and as Chief Executive Officer of Umpqua Bank (and, as of the effective time of the Bank Merger, the Surviving Bank) and as a member of the Board of Directors of Columbia (and, as of the Second Effective Time, the Surviving Corporation) and of the Board of Directors of Umpqua Bank (and, as of the effective time of the Bank Merger, the Surviving Bank) and (iii) Mr. Craig D. Eerkes shall serve as the Lead Independent Director of the Board of Directors of Columbia (and, as of the Second Effective Time, the Surviving Corporation) and of the Board of Directors of Umpqua Bank (and, as of the effective time of the Bank Merger, the Surviving Bank).

(c)           Effective as of the Effective Time, (i) the headquarters of Columbia (and, as of the Second Effective Time, the Surviving Corporation) will be located in Tacoma, Washington, and the headquarters of Umpqua Bank (and, as of the effective time of the Bank Merger, the Surviving Bank) will be located in the Portland, Oregon metropolitan area (including Clackamas and Washington Counties) and (ii) the name of Columbia (and, as of the Second Effective Time, the Surviving Corporation) will be “Columbia Banking Systems, Inc.” and the name of Umpqua Bank (and, as of the effective time of the Bank Merger, the Surviving Bank) will be “Umpqua Bank”.

(d)           The bylaws of the Surviving Bank in effect as the effective time of the Bank Merger will be consistent in all respects with the foregoing provisions of this Section 6.12 and the corresponding provisions of the Columbia Bylaw Amendment.

6.13         Acquisition Proposals.

(a)           Each party agrees that it will not, will cause each of its Subsidiaries not to, and will cause its and their respective officers, directors and employees, and will use its reasonable best efforts to cause its agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.13) in connection with or relating to any Acquisition Proposal.  Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Umpqua Vote, in the case of Umpqua, or the Requisite Columbia Vote, in the case of Columbia, a party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party.  Each party will, and will cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than the other party with respect to any Acquisition Proposal.  Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received from or on behalf of the person making such inquiry or Acquisition Proposal in connection with such inquiry or Acquisition Proposal, and will keep the other party apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal.  Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof.  As used in this Agreement, “Acquisition Proposal” means, with respect to Columbia or Umpqua, as applicable, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of a party and its Subsidiaries or 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 25% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the party.

(b)           Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

6.14        Public Announcements.  Umpqua, Columbia and Merger Sub agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by the parties hereto.  Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (b) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.14.

6.15        Change of Method.  Umpqua and Columbia shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the transactions contemplated by this Agreement (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that no such change shall (a) alter or change the Exchange Ratio or the number of shares of Columbia Common Stock received by holders of Umpqua Common Stock in exchange for each share of Umpqua Common Stock, (b) adversely affect the Tax treatment of holders of Umpqua Common Stock or Columbia Common Stock pursuant to this Agreement, (c) adversely affect the Tax treatment of Umpqua or Columbia pursuant to this Agreement or (d) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner.  The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.

6.16        Restructuring Efforts.  If either Umpqua or Columbia shall have failed to obtain the Requisite Umpqua Vote or the Requisite Columbia Vote at the duly convened Umpqua Meeting or Columbia Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by this Agreement (it being understood that neither party shall have any obligation to alter or change any material terms, including the Exchange Ratio or the amount or kind of the consideration to be issued to holders of the capital stock of Umpqua as provided for in this Agreement or any term that would adversely affect the tax treatment of the transactions contemplated hereby, in a manner adverse to such party or its shareholders) and/or resubmit this Agreement and/or the transactions contemplated hereby (or as restructured pursuant to this Section 6.16) to its shareholders for adoption or approval.

6.17        Takeover Statutes.  None of Umpqua, Columbia, Merger Sub or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Mergers, or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Mergers and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect.  If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of its Board of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.18        Treatment of Umpqua Debt.  Upon the Second Effective Time, Columbia shall assume the due and punctual performance and observance of the covenants and other obligations to be performed by Umpqua under the definitive documents governing the indebtedness and other instruments related thereto set forth on Section 6.18 of the Umpqua Disclosure Schedule, including the due and punctual payment of the principal of (and premium, if any) and interest thereon, to the extent required and permitted thereby.  In connection therewith, Columbia and Umpqua shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates and other documents, and the parties hereto shall cooperate and use reasonable best efforts to provide any opinion of counsel to the trustee in respect of such indebtedness, in each case, to the extent required to make such assumption effective as of the Second Effective Time.

6.19        Exemption from Liability under Section 16(b).  Columbia and Umpqua agree that, in order to most effectively compensate and retain Umpqua Insiders, both prior to and after the Effective Time, it is desirable that Umpqua Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Umpqua Common Stock and Umpqua Equity Awards into Columbia Common Stock or Columbia Equity Awards, as applicable, in connection with the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.19.  Umpqua shall deliver to Columbia in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of Umpqua subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Umpqua Insiders”), and the Board of Directors of Columbia and of Umpqua, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Umpqua) any dispositions of Umpqua Common Stock or Umpqua Equity Awards by the Umpqua Insiders, and (in the case of Columbia) any acquisitions of Columbia Common Stock or Columbia Equity Awards by any Umpqua Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.20        Conduct of Merger Sub.  Columbia shall take all actions necessary to cause Merger Sub to perform its obligations under this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

7.1          Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)           Shareholder Approvals.  (i) The Columbia Share Issuance and the Columbia Articles Amendment shall have been approved by the shareholders of Columbia by the Requisite Columbia Vote and (ii) this Agreement shall have been approved by the shareholders of Umpqua by the Requisite Umpqua Vote.

(b)           NASDAQ Listing.  Columbia shall have filed a notification of additional shares in respect of the Columbia Common Stock that shall be issuable pursuant to this Agreement in accordance with NASDAQ’s rules, and no further action shall be required to authorize such additional shares for listing, subject to official notice of issuance.

(c)           Regulatory Approvals.  (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d)           S-4.  The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)           No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect.  No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Mergers, the Bank Merger or any of the other transactions contemplated by this Agreement.

7.2          Conditions to Obligations of Columbia and Merger Sub.  The obligation of Columbia and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Columbia at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Umpqua set forth in Sections 3.2(a) and 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of Umpqua set forth in Sections 3.1(a), 3.1(b) (with respect to Significant Subsidiaries only), 3.2(b) (with respect to Significant Subsidiaries only), 3.3(a) and 3.7 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date).  All other representations and warranties of Umpqua set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Umpqua or the Surviving Corporation.  Columbia shall have received a certificate dated as of the Closing Date and signed on behalf of Umpqua by the Chief Executive Officer or the Chief Financial Officer of Umpqua to the foregoing effect.

(b)           Performance of Obligations of Umpqua.  Umpqua shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time, and Columbia shall have received a certificate dated as of the Closing Date and signed on behalf of Umpqua by the Chief Executive Officer or the Chief Financial Officer of Umpqua to such effect.

(c)           Federal Tax Opinion.  Columbia shall have received the opinion of Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to Columbia, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Columbia, Umpqua and Merger Sub, reasonably satisfactory in form and substance to such counsel.

7.3          Conditions to Obligations of Umpqua.  The obligation of Umpqua to effect the Merger is also subject to the satisfaction or waiver by Umpqua at or prior to the Effective Time of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of Columbia and Merger Sub set forth in Sections 4.2(a) and 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of Columbia and Merger Sub set forth in Sections 4.1(a), 4.1(b) (with respect to Significant Subsidiaries only), 4.2(b) (with respect to Significant Subsidiaries only), 4.3(a) and 4.7 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date).  All other representations and warranties of Columbia and Merger Sub set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Columbia.  Umpqua shall have received a certificate dated as of the Closing Date and signed on behalf of Columbia by the Chief Executive Officer or the Chief Financial Officer of Columbia to the foregoing effect.

(b)           Performance of Obligations of Columbia.  Columbia and Merger Sub shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time, including, but not limited to, the covenant to take all actions necessary to adopt the Columbia Bylaw Amendment and the resolutions referenced therein and to effect the requirements referenced therein that are to be effected as of the Effective Time, and Umpqua shall have received a certificate dated as of the Closing Date and signed on behalf of Columbia by the Chief Executive Officer or the Chief Financial Officer of Columbia to such effect.

(c)           Federal Tax Opinion.  Umpqua shall have received the opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Umpqua, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Mergers, taken together, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Columbia, Umpqua and Merger Sub, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1          Termination.  This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Umpqua Vote or the Requisite Columbia Vote:

(a)           by mutual written consent of Columbia and Umpqua;

(b)           by either Columbia or Umpqua if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Mergers or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Mergers or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c)           by either Columbia or Umpqua if the Merger shall not have been consummated on or before October 11, 2022 (the “Termination Date”), unless the failure of the Closing to occur by the Termination Date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein; provided, however, that if the conditions to the Closing set forth in Section 7.1(c) or Section 7.1(e) (to the extent related to a Requisite Regulatory Approval) have not been satisfied or waived on or prior to such date but all other conditions to Closing set forth in Article VII have been satisfied or waived (other than those conditions that by their nature can only be satisfied or waived at the Closing (so long as such conditions are reasonably capable of being satisfied)), the Termination Date will be automatically extended to January 11, 2023, and such date, as so extended, shall be the “Termination Date”;

(d)           by either Columbia or Umpqua (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Umpqua, in the case of a termination by Columbia, or Columbia or Merger Sub, in the case of a termination by Umpqua, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Columbia, or Section 7.3, in the case of a termination by Umpqua, and which is not cured within forty-five (45) days following written notice to Umpqua, in the case of a termination by Columbia, or Columbia, in the case of a termination by Umpqua, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)           by Umpqua prior to such time as the Requisite Columbia Vote is obtained, if (i) Columbia or the Board of Directors of Columbia shall have made a Recommendation Change or (ii) Columbia or the Board of Directors of Columbia shall have breached its obligations under Section 6.3 or 6.13 in any material respect; or

(f)           by Columbia prior to such time as the Requisite Umpqua Vote is obtained, if (i) Umpqua or the Board of Directors of Umpqua shall have made a Recommendation Change or (ii) Umpqua or the Board of Directors of Umpqua shall have breached its obligations under Section 6.3 or 6.13 in any material respect.

8.2          Effect of Termination.

(a)           In the event of termination of this Agreement by either Columbia or Umpqua as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Columbia, Umpqua, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), Section 6.14, this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Columbia, Merger Sub nor Umpqua shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement.

(b)

 (i)            In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Umpqua or shall have been made directly to the shareholders of Umpqua generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Umpqua Meeting) an Acquisition Proposal, in each case with respect to Umpqua and (A) (x) thereafter this Agreement is terminated by either Columbia or Umpqua pursuant to Section 8.1(c) without the Requisite Umpqua Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Columbia pursuant to Section 8.1(d) as a result of a willful breach by Umpqua, and (B) prior to the date that is twelve (12) months after the date of such termination, Umpqua enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Umpqua shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Columbia, by wire transfer of same day funds, a fee equal to $145,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

 (ii)           In the event that this Agreement is terminated by Columbia pursuant to Section 8.1(f), then Umpqua shall pay Columbia, by wire transfer of same day funds, the Termination Fee within two (2) business days of the date of termination.

(c)

(i)             In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Columbia or shall have been made directly to the shareholders of Columbia generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Columbia Meeting) an Acquisition Proposal, in each case with respect to Columbia, and (A) (x) thereafter this Agreement is terminated by either Columbia or Umpqua pursuant to Section 8.1(c) without the Requisite Columbia Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.2 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Umpqua pursuant to Section 8.1(d) as a result of a willful breach by Columbia, and (B) prior to the date that is twelve (12) months after the date of such termination, Columbia enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Columbia shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Umpqua, by wire transfer of same day funds, the Termination Fee, provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “25%” shall instead refer to “50%”.

 (ii)          In the event that this Agreement is terminated by Umpqua pursuant to Section 8.1(e), then Columbia shall pay Umpqua, by wire transfer of same day funds, the Termination Fee within two (2) business days of the date of termination.

(d)          Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted herein, in no event shall either party be required to pay the Termination Fee more than once.

(e)           Each of Columbia and Umpqua acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Columbia or Umpqua, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including attorneys’ fees and expenses) in connection with such suit.  In addition, if Columbia or Umpqua, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1          Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for those set forth in Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2          Amendment.  Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Columbia Vote or the Requisite Umpqua Vote; provided, however, that after receipt of the Requisite Columbia Vote or the Requisite Umpqua Vote, there may not be, without further approval of the shareholders of Columbia or Umpqua, as applicable, any amendment of this Agreement that requires such further approval under applicable law.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing, signed on behalf of each of the parties hereto.

9.3           Extension; Waiver.  At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of Columbia or Merger Sub, in the case of Umpqua, or Umpqua, in the case of Columbia, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto on the part of Columbia or Merger Sub, in the case of Umpqua, or Umpqua, in the case of Columbia, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, that after the receipt of the Requisite Columbia Vote or the Requisite Umpqua Vote, there may not be, without further approval of the shareholders of Columbia or Umpqua, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4           Expenses.  Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger shall be borne equally by Columbia and Umpqua.

9.5           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to Columbia or Merger Sub, to:

(a)	Columbia Banking System, Inc.
1301 A Street
Tacoma, WA 98402-2156
	Attention:	Clint E. Stein
	Email:	cstein@columbiabank.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, CA 90067
	Attention:	Mark J. Menting; Patrick S. Brown
	Email:	mentingm@sullcrom.com; brownp@sullcrom.com

and

(b)	if to Umpqua, to:

Umpqua Holdings Corporation
One SW Columbia Street, Suite 1200
Portland, OR 97258
	Attention:	Cort L. O’Haver
	Email:	CortOHaver@UmpquaBank.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
	Attention:	Edward D. Herlihy
	Email:	EDHerlihy@wlrk.com

9.6          Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The word “or” shall not be exclusive.  References to “the date hereof” mean the date of this Agreement.  As used in this Agreement, the “knowledge” of Umpqua means the actual knowledge of any of the officers of Umpqua listed on Section 9.6 of the Umpqua Disclosure Schedule, and the “knowledge” of Columbia or Merger Sub means the actual knowledge of any of the officers of Columbia listed on Section 9.6 of the Columbia Disclosure Schedule.  As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in Portland, Oregon or Tacoma, Washington are authorized by law or executive order to be closed, (b) “person” means any individual, corporation (including not‑for‑profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (ii) included in the virtual data room of a party prior to the date hereof or (iii) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof, (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Mergers and the Bank Merger and (f) “ordinary course” and “ordinary course of business” with respect to either party, means conduct consistent with the normal day-to-day customs, practices and procedures of such party, taking into account any changes to such practices as may have occurred in response to the Pandemic, including compliance with Pandemic Measures.  The Umpqua Disclosure Schedule and the Columbia Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  All references to “dollars” or “$” in this Agreement are to United States dollars.  This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law (which shall include for purposes of this Agreement any Pandemic Measures).

9.7          Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8          Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9          Governing Law; Jurisdiction.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law principles (except that matters relating to the fiduciary duties of the Board of Directors of Umpqua shall be governed by the laws of the State of Oregon and matters relating to the fiduciary duties of the Board of Directors of Columbia shall be subject to the laws of the State of Washington).

(b)          Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10        Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11        Assignment; Third-Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of Umpqua, in the case of Columbia or Merger Sub, or Columbia, in the case of Umpqua.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as otherwise specifically provided in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.12        Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached.  Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13        Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14        Confidential Supervisory Information.  Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined or identified in 12 C.F.R. § 261.2(b) and 12 C.F.R. § 309.5(g)(8)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law.  To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.15        Delivery by Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of e‑mail delivery of a “.pdf” format data file or other electronic means to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e‑mail delivery of a “.pdf” format data file or other electronic means as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, Umpqua Holdings Corporation, Columbia Banking System, Inc., and Cascade Merger Sub, Inc. have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

UMPQUA HOLDINGS CORPORATION

:	By:	/s/ Cort L. O’Haver
		Name:	Cort L. O’Haver
		Title:	President and Chief Executive Officer

COLUMBIA BANKING SYSTEM, INC.

By:	/s/ Clint E. Stein
	Name:	Clint E. Stein
	Title:	President and Chief Executive Officer

CASCADE MERGER SUB, INC.

By:	/s/ Clint E. Stein
	Name:	Clint E. Stein
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

FORM OF ARTICLES OF AMENDMENT

OF

COLUMBIA BANKING SYSTEM, INC.

THESE ARTICLES OF AMENDMENT of the Amended and Restated Articles of Incorporation of Columbia Banking System, Inc., a Washington corporation, are executed and delivered for filing in accordance with the provisions of Section 23B.10.060 of the Washington Business Corporation Act:

1.	The name of the corporation is: Columbia Banking System, Inc.

2.	Section 4.1 of the Amended and Restated Articles of Incorporation of the corporation is hereby amended in its entirety to read as follows:

Section 4.1         The aggregate number of shares that the corporation shall have authority to issue is 520,000,000 common shares with no par value (hereinafter referred to as “the common stock”) and 2,000,000 preferred shares with no par value (hereinafter referred to as “the preferred stock”). The preferred stock is senior to the common stock, and the common stock is subject to the rights and preferences of the preferred stock as provided in the following section.

3.	The above amendment was adopted by the Board of Directors of the corporation on [●].

4.
Shareholder approval of the above amendment was required, and the above amendment was duly approved by the shareholders of the corporation on [●], in accordance with Section 23B.10.030 and Section 23B.10.040 of the Washington Business Corporation Act.

DATED and effective this __ day of [●].

COLUMBIA BANKING SYSTEM, INC.

By:
Name:
Title:

Exhibit B

FORM OF COLUMBIA BANKING SYSTEM, INC. BYLAW AMENDMENT

The Amended and Restated Bylaws of Columbia Banking System, Inc. (the “Corporation”), as amended effective January 27, 2010 (the “Bylaws”), having received the requisite approval from the Board of Directors under Section 8.2 of the Bylaws, shall be amended as follows, effective as of and subject to the occurrence of the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of October 11, 2021, by and among the Corporation, Cascade Merger Sub, Inc. and Umpqua Holdings Corporation):

1.	A new Section 2.14 shall be added to the Bylaws, as follows:

“SECTION 2.14 – Lead Independent Director.  From and after the Effective Time (as defined in Article 9) until the Expiration Date (as defined in Article 9), at any time at which the Chairman of the Board is not an independent director, the Board, by the vote of the majority of the full Board, shall designate a lead independent director from among the independent directors who are Continuing Columbia Directors (as defined in Article 9); provided that if there are no independent Continuing Columbia Directors who are willing to serve in such position, the lead independent director may be designated from among any of the independent directors.  For purposes of this Section 2.14, “independent director” shall mean a director who is determined by the Board to be “independent” under the rules of the Nasdaq Stock Market, LLC (“Nasdaq”) or other national securities exchange on which the Corporation’s common stock is, at the time of such determination, listed.”

2.	Section 4.6 shall be deleted from the Bylaws and replaced in its entirety with the following:

“SECTION 4.6 - Duties of Chairman of the Board.  The Chairman shall preside at all meetings of the shareholders and at meetings of the Board of Directors and the Executive Committee, and shall exercise such powers and perform such duties as pertain to such office or as may be conferred upon, or assigned to, the Chairman by the Board of Directors or as set forth in any agreement with the Corporation.  The Chairman may be an “Executive Chairman” who is not independent and serves as an employee of the Corporation or one of its affiliates.”

3.	Section 4.7 shall be deleted from the Bylaws and replaced in its entirety with the following:

“SECTION 4.7 – Duties of Vice Chairman.  Reserved.”

4.	The third sentence of Section 4.8 shall be deleted from the Bylaws and replaced in its entirety with the following:

“The Chief Executive Officer may delegate such duties as such officer sees fit to delegate to the President, or other officers of the Corporation, other than the Chairman.”

5.	A new Article 9 shall be added to the Bylaws, as follows:

“ARTICLE 9
Certain Corporate Governance Matters

SECTION 1 - Executive Chairman; President and CEO.  Effective as of the Effective Time (for all purposes of these Bylaws, as defined in the Agreement and Plan of Merger, dated as of October 11, 2021, by and among the Corporation, Cascade Merger Sub, Inc. and Umpqua Holdings Corporation (“Umpqua”), as the same may be amended from time to time (the “Merger Agreement”)), (A) Mr. Cort L. O’Haver shall serve as the Executive Chairman of the Board and of the board of directors of the Corporation’s wholly-owned subsidiary, Umpqua Bank, an Oregon state-chartered bank (the “Bank”) (the “Bank Board”) and (B) Mr. Clint E. Stein shall serve as the President and Chief Executive Officer of the Corporation and Chief Executive Officer of the Bank and as a member of the Board and of the Bank Board.   The Corporation may enter into or amend appropriate agreements or arrangements with the individuals referenced herein in connection with the subject matter of this Article 9, Section 1.

Prior to the thirty-six (36) month anniversary of the Effective Time (the “Expiration Date”), the following actions shall require the affirmative vote of at least (i.e., a percentage equal to or greater than) 75% of the full Board:  (i) (a) the removal of Mr. O’Haver from, or the failure to appoint, re-elect or re-nominate Mr. O’Haver to, as applicable, his positions as the Executive Chairman of the Board and of the Bank Board, (b) any termination of Mr. O’Haver’s employment for any reason by the Corporation, the Bank or any of their respective subsidiaries, or (c) any modification to the terms and conditions of Mr. O’Haver’s employment that would be a basis for him to assert a claim for termination for “good reason”; and (ii) (a) the removal of Mr. Stein from, or the failure to appoint, re-elect or re-nominate Mr. Stein to, as applicable, his positions as the President and Chief Executive Officer of the Corporation and Chief Executive Officer of the Bank and as a member of the Board and of the Bank Board, (b) any termination of Mr. Stein’s employment for any reason by the Corporation, the Bank or any of their respective subsidiaries, or (c) any modification to the terms and conditions of Mr. Stein’s employment agreement that would be a basis for him to assert a claim for termination for “good reason”.”

SECTION 2 - Board Composition.  Effective as of the Effective Time, the Board and the Bank Board shall each be comprised of seven (7) Continuing Umpqua Directors (as defined below), including Mr. O’Haver, and seven (7) Continuing Columbia Directors (as defined below), including Mr. Stein.  From and after the Effective Time until the Expiration Date:  (A) the number of directors that comprises the full Board and the full Bank Board shall each be fourteen (14) and (B) no vacancy on the Board or the Bank Board created by the cessation of service of a director shall be filled by the applicable board and the applicable board shall not nominate any individual to fill such vacancy, unless (x) such individual would be an independent director of the Corporation or the Bank, as applicable (unless such predecessor director was not an independent director, in which case such individual may, but shall not be required to be, an independent director), (y) in the case of a vacancy created by the cessation of service of a Continuing Umpqua Director, not less than a majority of the Continuing Umpqua Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, and (z) in the case of a vacancy created by the cessation of service of a Continuing Columbia Director, not less than a majority of the Continuing Columbia Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy; provided that any such appointment or nomination pursuant to clause (y) or (z) shall be made in accordance with applicable law and the rules of Nasdaq (or other national securities exchange on which the Corporation’s common stock is then listed).  For purposes of these Bylaws, the terms “Continuing Umpqua Directors” and “Continuing Columbia Directors” shall mean, respectively, the initial directors of Umpqua and the Corporation who were designated to be directors of the Corporation and of the Bank by Umpqua or the Corporation, as applicable, as of the Effective Time, pursuant to Section 6.12(a) of the Merger Agreement, and any directors of the Corporation or the Bank (as applicable) who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of any such director (or any successor thereto) pursuant to this Article 9, Section 2.

SECTION 3 -  Headquarters; Names.  Effective as of and from the Effective Time, (A) the headquarters of the Corporation will be located in Tacoma, Washington, and the headquarters of the Bank will be located in the Portland, Oregon metropolitan area (including Clackamas and Washington Counties), and (B) the name of the Corporation will be “Columbia Banking System, Inc.” and the name of the Bank will be “Umpqua Bank”.

SECTION 4 -  Amendments; Interpretation.  Effective as of the Effective Time until the Expiration Date and notwithstanding anything to the contrary in these Bylaws including Section 8.2, the provisions of this Article 9 may be modified, amended or repealed, and any Bylaw provision or other resolution (including any proposed corresponding modification, amendment or repeal of any provision of the Corporation’s other constituent documents) inconsistent with this Article 9 may be adopted, only by (and any such modification, amendment, repeal or inconsistent Bylaw provision or other resolution may be proposed or recommended by the Board for adoption by the shareholders of the Corporation only by) the affirmative vote of at least (i.e., a percentage equal to or greater than) 75% of the full Board.  In the event of any inconsistency between any provision of this Article 9 and any other provision of these Bylaws or the Corporation’s other constituent documents, the provisions of this Article 9 shall control to the fullest extent permitted by law.”

Exhibit C

FORM OF
AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
UMPQUA BANK
AND
COLUMBIA STATE BANK

This Agreement and Plan of Merger (this “Agreement”), dated as of [●], is made by and between Umpqua Bank, an Oregon state-charted commercial bank (“Umpqua Bank”), and Columbia State Bank, a Washington state-chartered commercial bank (“Columbia Bank”).  Each of Umpqua Bank and Columbia Bank may be referred to individually as a “Party,” or together as the “Parties.”

WITNESSETH:

WHEREAS, Umpqua Bank is an Oregon state-chartered commercial bank, all the issued and outstanding capital stock of which is owned as of the date hereof directly by Umpqua Holdings Corporation, an Oregon corporation (“Umpqua”);

WHEREAS, Columbia Bank is a Washington state-chartered commercial bank, all the issued and outstanding capital stock of which is owned as of the date hereof by Columbia Banking System, Inc., a Washington corporation (“Columbia”);

WHEREAS, Umpqua and Columbia have entered into an Agreement and Plan of Merger, dated as of October 11, 2021, by and among Umpqua, Columbia and Cascade Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Columbia (“Merger Sub”) (as amended and/or supplemented from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, (a) Merger Sub will merge with and into Umpqua (the “Merger”), with Umpqua continuing as the surviving entity in the Merger and (b) immediately following the Merger, Umpqua will merge with and into Columbia (the “Second Step Merger”, and together with the Merger, the “Mergers”), with Columbia continuing as the surviving corporation in the Second Step Merger;

WHEREAS, contingent upon the Mergers, on the terms and subject to the conditions contained in this Agreement, the Parties intend to effect the merger of Columbia Bank with and into Umpqua Bank (the “Bank Merger”), with Umpqua Bank continuing as the surviving entity (the “Surviving Bank”);

WHEREAS, the Board of Directors of Umpqua Bank and the Board of Directors of Columbia Bank have deemed the Bank Merger advisable, and have adopted and approved the execution and delivery of this Agreement and the transactions contemplated hereby; and

WHEREAS, acting by written consent, the sole shareholder of each of Umpqua Bank and Columbia Bank has approved this Agreement, the Bank Merger and the principal terms thereof.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements herein contained, the Parties do hereby agree as follows:

ARTICLE I

BANK MERGER

Section 1.01          The Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below), Columbia Bank shall be merged with and into Umpqua Bank pursuant to the provisions of, and with the effect provided in, applicable law.  At the Effective Time, the separate existence of Columbia Bank shall cease, and Umpqua Bank, as the Surviving Bank, shall continue unaffected and unimpaired by the Bank Merger.  The effect of the Bank Merger shall be as prescribed by applicable law.  All assets of Columbia Bank as they exist at the Effective Time of the Bank Merger shall pass to and vest in the Surviving Bank without any conveyance or other transfer.  The Surviving Bank shall be responsible for all of the liabilities of every kind and description of each of the Parties existing as of the Effective Time of the Bank Merger. The name of the Surviving Bank will be “Umpqua Bank” following the Effective Time of the Bank Merger.

Section 1.02          Closing.  The closing of the Bank Merger will take place promptly following the Second Step Merger or at such other time and date as specified by the Parties, but in no case prior to the Second Step Merger or the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the Party entitled to satisfaction thereof, at such place as is agreed by the Parties.

Section 1.03          Effective Time.  Subject to applicable law, the Bank Merger shall become effective as of the date and time specified in the Articles of Merger filed with the Director of the Department of Consumer and Business Services of the State of Oregon (such date and time being herein referred to as the “Effective Time”).

Section 1.04          Articles of Incorporation and Bylaws of the Surviving Bank.  The articles of incorporation and bylaws of Umpqua Bank in effect immediately prior to the Effective Time, as amended to give effect to Section 6.12 of the Merger Agreement and to be consistent in all respects with the corresponding provisions of the Columbia Bylaw Amendment as defined in the Merger Agreement and as attached as Exhibit B to the Merger Agreement, shall be the articles of incorporation and the bylaws of the Surviving Bank, in each case until amended in accordance with applicable law and the terms thereof.

Section 1.05          Board of Directors of the Surviving Bank. Effective as of the Effective Time, the members of the Board of Directors of the Surviving Bank shall be the members designated to the board of directors of the Surviving Bank at the effective time of the Merger in accordance with the terms of the Merger Agreement. As of the Effective Time, the Bank Board will be comprised of 7 Continuing Umpqua Directors and 7 Continuing Columbia Directors.

Section 1.06          Tax Treatment.  It is the intention of the Parties that the Bank Merger be treated for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

ARTICLE II

CONSIDERATION

Section 2.01          Effect on Columbia Bank Capital Stock.  By virtue of the Bank Merger and without any action on the part of the holder of any capital stock of Columbia Bank, at the Effective Time, all shares of Columbia Bank capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

Section 2.02          Effect on Umpqua Bank Capital Stock.  Each share of Umpqua Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger.

Section 2.03          Dissenters’ Rights.  The sole shareholder of Umpqua Bank will not be entitled to dissenters’ rights pursuant to Chapter 711.104 of the Oregon Bank Act, and accordingly, no shares of the Surviving Bank will be disposed of as the result of dissenting shareholders.

ARTICLE III

COVENANTS

Section 3.01          During the period from the date of this Agreement and continuing until the Effective Time, subject to the provisions of the Merger Agreement, each of the Parties agrees to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE IV

CONDITIONS PRECEDENT

Section 4.01          The Bank Merger and the respective obligations of each Party to consummate the Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:

(a)          All required federal and state regulatory approvals have been obtained with respect to the Bank Merger, shall in each case have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated and all other material approvals and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation of the Bank Merger shall have been obtained or made and shall remain in full force and effect, and all statutory waiting periods required by law shall have expired or been terminated.

(b)          The Mergers shall have been consummated in accordance with the terms of the Merger Agreement.

(c)          No order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Bank Merger shall be in effect and no law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits or makes illegal consummation of the Bank Merger.

ARTICLE V

TERMINATION AND AMENDMENT

Section 5.01          Termination.  This Agreement may be terminated at any time prior to the Effective Time by an instrument executed by each of the Parties.  Notwithstanding the approval of this Agreement by the sole shareholder of Umpqua Bank or the sole shareholder of Columbia Bank, this Agreement will terminate automatically prior to the Effective Time upon the termination of the Merger Agreement.  In the event of termination of this Agreement as provided in this Section 5.01, this Agreement shall forthwith become void and have no effect.

Section 5.02          Amendment.  This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the Parties.

ARTICLE VI

GENERAL PROVISIONS

Section 6.01          Representations and Warranties.  Each of the Parties represents and warrants that this Agreement has been duly authorized, executed and delivered by such Party and (assuming due authorization, execution and delivery by the other Party) constitutes a valid and binding obligation of such Party, enforceable against it in accordance with the terms hereof (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws of general applicability affecting the rights of creditors generally and the availability of equitable remedies).

Section 6.02          Nonsurvival of Agreements.  None of the agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 6.03          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by e-mail transmission (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Columbia Bank, to:

Columbia Banking System, Inc.
1301 A Street
Tacoma, WA 98402-2156
	Attention:	Clint E. Stein
	Email:	cstein@columbiabank.com

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
1888 Century Park East, Suite 2100
Los Angeles, CA 90067
	Attention:	Mark J. Menting; Patrick S. Brown
	Email:	mentingm@sullcrom.com; brownp@sullcrom.com

and

(b)	if to Umpqua Bank, to:

Umpqua Holdings Corporation
One SW Columbia Street, Suite 1200
Portland, OR 97258
	Attention:	Cort L. O’Haver
	Email:	CortOHaver@UmpquaBank.com

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
	Attention:	Edward D. Herlihy
	Email:	EDHerlihy@wlrk.com

Section 6.04          Interpretation.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.05          Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

Section 6.06          Entire Agreement.  This Agreement constitutes the entire agreement between the Parties and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof.

Section 6.07          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon without regard to any applicable conflicts of law principles.

Section 6.08          Assignment.  Neither this Agreement nor any of the rights, interests or obligations may be assigned by any of the Parties and any attempted assignment in contravention of this Section 6.08 shall be null and void.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers and attested by their officers thereunto duly authorized, all as of the day and year first above written.

COLUMBIA STATE BANK

By:
Title:

UMPQUA BANK

By:
Title:

[Signature Page to Bank Merger Agreement]